UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

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FelCor Lodging Trust Incorporated

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545 E. JOHN CARPENTER FREEWAY, SUITE 1300 IRVING, TX 75062 PH: 972-444-4900 NYSE: FCH

April 14, 2016

You are cordially invited to attend our Annual Meeting of Stockholders at 9:00 a.m., Dallas, Texas local time, on May 24, 2016. The meeting will be held at the Summit at Las Colinas, 545 E. John Carpenter Freeway, Suite 120, Irving, Texas.
The following proxy statement tells you about the matters to be addressed, and the procedures for voting, at the meeting.
Your vote is very important. Even if you have only a few shares, we want your shares to be represented. If your shares are held in a brokerage account, your broker may not have discretion to vote on your behalf with respect to non-routine matters, such as electing directors and “say-on-pay.” Consequently, you must provide specific voting instructions to your broker in order to vote. Please vote promptly in order to be certain your shares are represented at the meeting.
We look forward to seeing you at the meeting.

Very truly yours,

Thomas J. Corcoran, Jr.	Christopher J. Hartung
Chairman of the Board of Directors	Lead Independent Director

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 24, 2016
Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials, including this proxy statement and our Annual Report for the year ended December 31, 2015, over the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials. The notice contains instructions on how to access those proxy materials over the Internet, as well as instructions on how to request a paper copy of our proxy materials. This electronic distribution process reduces the environmental impact and lowers the costs of printing and distributing our proxy materials.

Jonathan H. Yellen Executive Vice President General Counsel and Secretary	545 E. John Carpenter Freeway, Suite 1300 Irving, TX 75062 ph: 972-444-4900 nyse: fch

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 14, 2016

Notice is hereby given that the Annual Meeting of Stockholders of FelCor Lodging Trust Incorporated will be held on Tuesday, May 24, 2016 at 9:00 a.m., Dallas, Texas local time, at The Summit at Las Colinas, 545 E. John Carpenter Freeway, Suite 120, Irving, Texas.
The following matters are to be presented for action by our stockholders at that time:

1.	Elect five directors, each for a one-year term;

2.	Advisory vote on our 2015 executive compensation;

3.	Ratify appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016; and

4.	Any other business that may be properly raised at the meeting.
All common stockholders of record on March 28, 2016 may vote at the meeting on the foregoing matters.
The Notice of Internet Availability of Proxy Materials or this notice and the accompanying proxy statement, as well as our Annual Report, were first mailed to our stockholders on or about April 14, 2016.

Proxy Statement
FelCor Lodging Trust Incorporated
Annual Meeting of Stockholders
May 24, 2016

This proxy statement is furnished in connection with soliciting proxies by our Board of Directors, or our Board, to be voted at the annual meeting of our stockholders being held on May 24, 2016, and at any adjournment of the meeting. We are first mailing the Notice of Internet Availability of Proxy Materials or the proxy statement, accompanying proxy card, notice of meeting and Annual Report to our stockholders on or about April 14, 2016.
BUSINESS TO BE CONDUCTED AT THE MEETING
Proposal 1 - Election of Directors
Our Board, comprising 11 directors, was formerly divided into three classes of directors who served staggered three-year terms following election. Following our 2015 annual meeting of stockholders, we amended our Articles of Amendment and Restatement to provide for the declassification of our Board over a three-year period. The terms of these five directors - Ms. Gibson, Ms. Hamilton and Messrs. Hartung, Ledsinger and Lutz (their biographies and qualifications may be found in Corporate Governance - The Board of Directors below) - expire this year, and each of them has been nominated by our Board for re-election at the meeting. A nominee will be elected if she or he receives more votes cast “for” than “against,” without regard to abstentions or broker non-votes, at a meeting where a quorum is present. Ms. Gibson and Ms. Hamilton were elected to the Board in March 2016 in accordance with our agreement with Land & Buildings Investment Management, LLC, or the Stockholder, as previously disclosed in our Current Report on Form 8-K filed February 19, 2016, whereby we agreed to take all reasonably necessary actions to appoint two independent directors mutually agreed-upon between us and the Stockholder. Pursuant to that agreement, Ms. Hamilton was recommended by the Stockholder and Ms. Gibson was identified by the Board using a third-party search firm. There are no other arrangements or understandings between any nominee for election as a director and any other person pursuant to which that director was nominated. Proxies cannot be voted for a greater number of persons than the nominees named in this proxy statement. The Board recommends that stockholders vote “FOR” each of the nominees submitted by our Board for election as directors.
Proposal 2 - Say on Pay
As required by Section 14A of the Securities Exchange Act, we ask our stockholders each year to indicate their support for our prior-year named executive officer compensation as described in Compensation Discussion and Analysis below. The Board recommends that stockholders, on an advisory basis, vote “FOR” the following resolution at the annual meeting, which will be considered adopted if a majority of votes cast are cast in favor of it at a meeting at which a quorum is present, with no regard given to abstentions or broker non-votes:
RESOLVED, that the Company’s stockholders approve, on an advisory basis, the 2015 compensation of the named executive officers, as disclosed in the Company’s proxy statement for its 2016 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.
Proposal 3 - Ratification of Appointment of Independent Registered Public Accounting Firm
PricewaterhouseCoopers LLP, or PwC, served as our independent registered public accounting firm during 2015 and has been appointed to serve in that capacity for 2016 (unless the Audit Committee subsequently determines that a change is desirable). Since the Audit Committee has the sole authority to select our independent registered public accounting firm, this proposal is made solely with a view toward soliciting our stockholders’ opinion, which the Audit Committee will take into consideration. We expect that a representative of PwC will be at our 2016 annual meeting and available then to respond to appropriate questions and to make a statement, if desired. Ratification requires that a majority of votes cast are cast in favor (assuming a quorum is present). Because this proposal is deemed “routine,” brokers may vote “FOR” this proposal absent contrary instructions from beneficial owners. The Board recommends that stockholders vote “FOR” ratification of PwC’s appointment as our independent registered public accounting firm for 2016.

Audit Fees
We paid PwC $625,100 and $638,500 for 2014 and 2015, respectively, for the integrated audit of our consolidated financial statements and internal control over financial reporting, and reviews of the quarterly financial statements included in our Quarterly Reports on Form 10-Q. We paid PwC $11,210 and $76,000 for services related to other regulatory filings in 2014 and 2015, respectively. We did not pay any audit-related (such as separate property audits), tax or other fees to PwC in 2014 or 2015.
Auditor Independence
In determining PwC’s independence, the Audit Committee considered whether the provision of the non-audit services is compatible with maintaining such independence. The Audit Committee requires that it pre-approve the nature and estimated amount of any significant audit or non-audit services to be provided to our company by its independent registered public accounting firm and, in doing so, considers how providing such services could affect their independence.
Other Business

Our Board does not intend to bring, and knows of no one intending to bring, any matter before the meeting other than election of the director-nominees, advisory vote on executive compensation and ratification of PwC’s appointment as our independent registered public accounting firm, each as described herein. If any other matter is properly brought before the meeting, the persons named as proxies will vote them in accordance with their best judgment.

CORPORATE GOVERNANCE
Highlights
Governance is a continuous focus for FelCor (which we sometimes refer to as the Company). We have implemented various corporate governance enhancements that serve the best interests of our stockholders and the Company, including the following:

•	All of our directors, other than Messrs. Corcoran and Smith, are “Independent Directors” as contemplated by the rules of the New York Stock Exchange, or NYSE, where our shares trade;

•
All members of the Audit Committee, Compensation Committee and Governance Committee are independent as contemplated by NYSE rules and regulations of the United States Securities and Exchange Commission, or the SEC;

•	We have historically separated the offices of Chief Executive Officer and Chairman of the Board in an effort to distinguish between management and our Board’s supervision of management;

•	Our independent directors have appointed a Lead Independent Director to preside over meetings of the independent directors in an effort to provide optimal oversight of the Company’s management team;

•
In uncontested elections, we require our directors to obtain a majority vote in lieu of a plurality voting standard, and, under our Corporate Governance Guidelines, a serving director who fails to obtain majority stockholder support for re-election must submit his or her resignation to our Governance Committee without delay following that vote;

•	In 2015, we began declassifying our Board with the support of our stockholders;

•	In 2015, our Board reduced the threshold necessary for stockholders to call a special meeting from a majority of shares eligible to vote to 25% of shares eligible to vote;

•
In 2015, our Board adopted a policy restricting any poison pill or similar rights to a term of no more than 12 months absent stockholder approval of a longer term. Our Board has never adopted or authorized a poison pill;

•
In 2015, our Board began a search facilitated by an independent search firm to recruit highly qualified independent director candidates who would bring skills and insights to the Board, enhance Board diversity and reduce average director tenure. In 2016, the Board elected Patricia L. Gibson and Dana Hamilton, both experienced independent directors; and

•
Our management team is increasingly engaged in investor outreach and conducted extensive investor presentations throughout the period 2012 to 2015 to discuss our business strategy and governance initiatives.

The Board of Directors
Our Board oversees the management of the Company on your behalf. Our Board reviews our long-term strategic plans and exercises direct decision-making authority on key issues, such as declaring dividends, issuing stock, selecting our Chief Executive Officer, setting the scope of his authority to manage our day-to-day operations and evaluating his performance. Our Board currently consists of 11 directors, including Robert A. Mathewson, who has resigned effective May 1, 2016. Stockholders will vote for five nominees listed in this proxy statement - Ms. Gibson and Ms. Hamilton and Messrs. Hartung, Ledsinger and Lutz - to serve until our 2017 annual meeting. The remaining directors have terms ending in 2017 and 2018. In 2018, all of our directors will be subject to annual election. Our directors, including our five nominees, are listed below, along with summaries of their relevant professional experience, individual qualifications, attributes and skills.

Glenn A. Carlin (age 55) has served as a director since May 2009. Since 2013, Mr. Carlin has served as Executive Vice President, Corporate Development and Chief Financial Officer of Twin River Management Group, Inc., which indirectly owns and operates gaming and entertainment properties.  From October 2009 through August 2013, Mr. Carlin was employed at CBRE Capital Advisors, Inc., the investment banking unit of CBRE Group, Inc., a global real estate services company.  He most recently served as its Executive Managing Director and Group Head. Mr. Carlin also served on the board of directors of Twin River Worldwide Holdings, Inc. from 2010 to 2013. From 1992 to 2009, Mr. Carlin was employed by J.P. Morgan Securities Inc. and its predecessors, serving in a variety of capacities, most recently as a Managing Director and Head of Lodging & Gaming - Real Estate Investment Banking. Mr. Carlin previously worked at HVS Financial Services, Morgan Stanley Realty Incorporated and Arthur Andersen & Co.  Mr. Carlin graduated from the Wharton School at the University of Pennsylvania and earned a Masters of Business Administration from Columbia Business School.

Qualifications: financial and capital markets expertise; lodging and real estate industries - general and transactional knowledge; Audit Committee financial expert; independent. Mr. Carlin is a seasoned corporate executive who previously had a distinguished career as an investment banker, with a particular focus on real estate finance and the lodging and gaming industries. He brings an insider’s perspective to the Board’s discussions concerning our balance sheet strategy and capital market activities, including equity and debt financings, liquidity, investor relations and other capitalization matters. His financial background is particularly valuable as he serves on our Finance Committee and as the Chair of our Audit Committee.

Thomas J. Corcoran, Jr. (age 67) is the Chairman of the Board and has served as a director since 1994. He served as the President and Chief Executive Officer of FelCor from its formation in 1994 until February 2006, when he became the non-executive Chairman of the Board. From 1991 to 1994, Mr. Corcoran served as the President and Chief Executive Officer of the general partner of the partnerships that were merged into the Company at its formation. From October 1990 to December 1991, he served as the Chairman, President and Chief Executive Officer of Fiesta Foods, Inc., a manufacturer of tortilla chips and taco shells. From 1979 to 1990, Mr. Corcoran held various positions with ShowBiz Pizza Time, Inc., an operator and franchisor of family entertainment center/pizza restaurants, and with Integra (formerly Brock Hotel Corporation), a hotel and restaurant company of which he served as the President and Chief Executive Officer from 1986 to 1990. Mr. Corcoran has served as a director of Sammons Enterprises, Inc., a diversified portfolio investment company, since December 2010 (he currently chairs that board), and currently serves on the Board of Directors of the American Hospitality & Lodging Association. Mr. Corcoran graduated from Washburn University and earned a law degree from the Washburn University School of Law.

Qualifications: our founder and former President and Chief Executive Officer; extensive lodging industry leadership experience and relationships; general management experience; in-depth knowledge of FelCor, its properties and historical strategic, transactional and tactical decision-making. In addition to his hotel industry and general management and corporate leadership experience, Mr. Corcoran has exceptional in-depth knowledge of our history, assets and strategic relationships. He brings a sophisticated understanding of hotel operations, hotel brands and management, hotel transactions, and general management. As the Chairman of the Board, Mr. Corcoran’s attributes assist in the administration of the Board’s governance, oversight and management responsibilities.

Robert F. Cotter (age 64) has served as a director since July 2006. Mr. Cotter founded Cotter and Cotter Inc., a hospitality consultancy in 2010. From March 2007 until his retirement in 2008, he served as President and a director of Kerzner International Holdings Limited, or Kerzner, a developer and operator of luxury hotels and resorts. Prior to joining Kerzner, Mr. Cotter served as President and Chief Operating Officer of Starwood Hotels & Resorts Worldwide, Inc., or Starwood, from 2003 through his retirement from Starwood in December 2005. He spent most of his 35-year career with Starwood and its predecessors and was named Chief Operating Officer in 2000, after serving as President, International Operations, and President and Chief Operating Officer, Europe. Mr. Cotter graduated from Boston College.

Qualifications: long-time lodging industry executive with extensive operating and leadership experience; detailed understanding of hotel brand strategies and management practices; substantial experience managing and compensating executives and managing for performance; independent. Mr. Cotter’s lengthy career in the lodging industry - from postings at individual properties to serving as a senior executive at Starwood and Kerzner - is the basis for refined strategic insights about our portfolio, the various hotel brands and management companies and opportunities for growth. Mr. Cotter also has substantial experience managing and driving individual and team performance, which is particularly relevant to his work on our Compensation Committee.

Patricia L. Gibson (age 53) has served as a director since March 2016. Ms. Gibson serves as President of Hunt Realty Investments, Inc., or Hunt, the centralized real estate investment management company for the Hunt family and related entities. She joined Hunt as Senior Vice President in 1997 and was promoted to her current position in April 2010. Prior to joining Hunt, Ms. Gibson held senior financial positions with Archon Group, a subsidiary of Goldman Sachs & Co. and The Travelers Realty Investment Company. Ms. Gibson serves on the Board of Directors of Pacolet Milliken Enterprises, Inc., a private family-owned investment company focused on energy and real estate investments and she is currently the Chairman of the National Association of Real Estate Managers (NAREIM). She is a graduate of Fairfield University and holds a Master of Business Administration Degree from the University of Connecticut.  She is a holder of the Chartered Financial Analyst® designation.

Qualifications: significant financial, transactional and asset management expertise; extensive leadership and general management experience. Ms. Gibson’s financial, financial reporting, underwriting and analytical background, particularly focused on real estate investing and finance, compliment the skillsets of our other directors and is particularly relevant to her service as a director.

Dana Hamilton (age 47) has served as a director since March 2016. She is co-founder and President of Ameriton LLC, a private real estate investment company. From October 2013 to October 2014, she served as President and Chief Executive Officer, and trustee, of Borderplex Community Trust. From May 2005 until the company was sold in February 2013, Ms. Hamilton served as President - Europe and member of the Executive Committee at Archstone, one of the largest apartment companies in the U.S. and Europe. From August 1994 until May 2005, she held various leadership positions at Archstone, including Executive Vice President - National Operations. Ms. Hamilton graduated from Stanford University and earned a Masters of Business Administration from the Haas School of Business at the University of California at Berkeley.

Qualifications:  significant financial, transactional and asset management expertise; extensive leadership and general management experience.  Ms. Hamilton’s financial and analytical background, particularly focused on real estate investing and finance, together with her general management and other diverse experience, is particularly relevant to her service as a director.

Christopher J. Hartung (age 47) has served as a director since November 2010 and is currently our Lead Independent Director. He has served as a director at Lazard Asset Management, or Lazard since 2011. Prior to the sale of Grubb & Ellis Alesco Advisors, or Grubb & Ellis, to Lazard, he served as Senior Advisor to Grubb & Ellis from 2011 to 2012. From 2004 to 2010 he served as Managing Director, Real Estate Investment Banking of Wells Fargo Securities/Eastdil Secured, a real estate investment banking firm, where he provided investment banking services to public and private real estate companies. Mr. Hartung also served as Managing Director, Real Estate Equity Research at WR Hambrecht & Co. from 2002 to 2004; Chief Strategy Officer at iBuilding, Inc. from 2001 to 2002; Managing Director and Group Head, Real Estate Equity Research at Banc of America Securities from 1996 to 2000; and also served in various capacities at J.P. Morgan & Co. from 1990 to 1996. Mr. Hartung is currently, or has been, a member of various professional organizations in the real estate industry, including the Urban Land Institute, Lambda Alpha International, International Council of Shopping Centers and the National Association of Real Estate Investment Trusts. Mr. Hartung previously served on the Advisory Board for the Fisher Center for Real Estate at the Haas School of Business at the University of California at Berkeley. Mr. Hartung graduated from Cornell University.

Qualifications: financial and capital markets expertise; extensive experience evaluating real estate-related businesses, investment performance, industry trends and other information bearing on the merits of investing in real estate and real estate companies such as FelCor; independent. Mr. Hartung is a seasoned financial analyst with broad knowledge of capital markets, investor sentiment and objectives, institutional investors and the dynamics and challenges inherent in real estate investing. He brings sophisticated insights to bear in assessing strategic and tactical options at the Board level, which has enhanced our decision-making process. Moreover, his consultative mindset has enhanced the overall collegiality of our Board and the Governance Committee, which he chairs. Mr. Hartung was elected Lead Independent Director by our independent directors in 2016.

Charles A. Ledsinger, Jr. (age 66) has served as a director since November 1997. He currently serves (and has served since 2009) as the Chairman and Managing Director of SunBridge Capital Management, L.L.C. From September 2006 to May 2009, Mr. Ledsinger served as Vice Chairman of Choice Hotels International, Inc., or Choice, the parent company of Choice Hotels International, a publicly traded company, where Mr. Ledsinger served as President and Chief Executive Officer from August 1998 to his retirement in 2009. Prior to August 1998, Mr. Ledsinger served as Senior Vice President and Chief Financial Officer of St. Joe Corporation from May 1997 until his election as President and Chief Operating Officer of that company in February 1998. Prior to 1997, Mr. Ledsinger served in management positions at several lodging and gaming companies. Mr. Ledsinger has also served as Senior Vice President and Chief Financial Officer of The Promus Companies Incorporated, the former parent of Harrah’s Entertainment, Inc. He formerly served as a director of Darden Restaurants, Inc., a publicly traded company, until 2014, Choice until 2009 and TBC Corporation until 2005. Mr. Ledsinger also chairs the boards of directors of two privately-held companies: Realty Investment Company, Inc., an operating and investment company, and Sunburst Hospitality Corporation, a hotel and real estate operator. Mr. Ledsinger also currently serves as a director of various community and educational institutions, and is the previous Rector (Chair) of the Board of Trustees at the University of Richmond. Mr. Ledsinger graduated from the University of Virginia and earned a Master of Business Administration degree from the University of Memphis.

Qualifications: extensive financial and executive leadership experience at lodging and real estate development companies; public company financial reporting and management experience; lengthy service as a FelCor director; service on every standing FelCor committee; sophisticated knowledge of governance, financial reporting, risk management, investor relations, compensation and other public company issues; service on other public company boards of directors provides additional perspective on governance, compensation and other best practices; independent. Mr. Ledsinger has had a long career as an executive with financial and general management responsibilities with lodging and real estate companies. As one of our longest-serving directors, Mr. Ledsinger has served on all of our standing committees, having chaired both the Audit and Compensation Committees; his own experiences managing businesses, including one of the largest hotel brand franchisors, provide the Board with a uniquely practical strategic perspective. He brings highly sophisticated public company financial and strategic management experience that informs his contributions; he also has a consultative and inclusive leadership style that encourages the collegial dynamics that enhance our Board’s effectiveness.

Robert H. Lutz, Jr. (age 66) has served as a director since July 1998. Since 2000, Mr. Lutz has served as the President of Lutz Investments LP, through which he holds and manages a variety of investments. From March 2012 to December 2015, Mr. Lutz has served as Chairman of the Board of Directors and Chief Executive Officer of Wound Management Technologies, Inc., a leading innovator in advanced wound care solutions. From 1994 until 2000, Mr. Lutz served as the Chairman and Chief Executive Officer, and a member of the executive committee, of Amresco, Inc., a financial services company. From 1991 to 1994, Mr. Lutz served as President and Chief Operating Officer of Balcor/Allegiance Realty Group, a subsidiary of the American Express Company engaged in real estate ownership and management. Mr. Lutz graduated from Furman University and earned a Masters of Business Administration degree from Georgia State University.

Qualifications: extensive management and executive leadership experience; real estate capital markets and investment experience; independent. Mr. Lutz has enjoyed a lengthy career as an executive in the real estate industry and as an investor through several economic cycles. He brings substantial leadership, management and real estate experience to the Board, and his long-standing service as a FelCor director, including serving as our Lead Independent Director from 2010 to 2016, as well as his prior service on various for-profit and non-profit boards, provides an invaluable perspective on matters of corporate governance and executive compensation, as well as commercial real estate transactions and financing.

Robert A. Mathewson (age 51) has served as a director since May 2002. Mr. Mathewson previously tendered his resignation, effective May 1, 2016. Since 1992, Mr. Mathewson has been the President of RGC, Inc., a privately-owned real estate investment company that invests primarily in hotels and other commercial real estate. RGC, Inc. and its affiliates have been significant investors in the Company and its predecessors since 1993. In addition, from 1999 to 2000, Mr. Mathewson served as the Vice President of Business Development for Televoke Inc., an internet application service provider focusing on web, wireless and telephony integration. Mr. Mathewson serves as a director of Grill Concepts, Inc. and formerly served as a director of International Gaming Technology until 2011. Mr. Mathewson graduated from the University of California at Berkeley and earned a law degree from the University of California Hastings College of Law and a Master of Business Administration degree from the Haas School of Business at the University of California at Berkeley.

Qualifications: real estate and general investment and transactional experience; long-serving FelCor director; other public company directorship experience; independent. Mr. Mathewson has substantial experience as a real estate investor, which is particularly valuable in assessing the merits of the various transactions considered by the Board. Mr. Mathewson’s service as a director at the Company and other companies provides insight and perspective to his work on the Audit and Governance Committees.

Mark D. Rozells (age 54) has served as a director since March 2008. Since November 2010, Mr. Rozells has served as Executive Vice President and Chief Financial Officer of Fairmont Raffles Hotels International, or FRHI. FRHI is not affiliated with us, although as noted in Corporate Governance - Independence, an affiliate of FRHI does manage one of our hotels. From September 2005 to October 2006, Mr. Rozells served as Managing Director of Procinea Management LLC, a privately-held start-up investment firm focused on developing investment and financing strategies for non-traditional assets, including motion picture, television and electronic game content. From June 2003 to July 2005, Mr. Rozells served as President and Chief Executive Officer of DMX Music, Inc., a leading provider of music and in-store entertainment services to commercial customers, including the lodging industry. From April 2000 to June 2003, Mr. Rozells served as Executive Vice President and Chief Financial Officer of Liberty Digital, Inc., a publicly-held new media and music content production and distribution company that was majority-owned by Liberty Media Corporation. Mr. Rozells also previously served in management with Starwood, The Walt Disney Company, Imperial Corporation of America and Allied Signal, Inc. Mr. Rozells graduated from Yale College and is a holder of the Chartered Financial Analyst® designation.

Qualifications: Chartered Financial Analyst®; extensive financial and executive management experience, including public company financial reporting; public company leadership experience; independent. Mr. Rozells is currently Executive Vice President and Chief Financial Officer of FRHI and has held executive positions with financial, strategic and general management responsibilities at several leading public companies, including The Walt Disney Company and Starwood. Mr. Rozells’s financial, lodging industry, general management and transactional expertise are particularly relevant to his work on our Board.

Richard A. Smith (age 53) has served as a director since February 2006. Mr. Smith has served as our President and Chief Executive Officer since February 2006. Mr. Smith joined FelCor in November 2004 as its Executive Vice President and Chief Financial Officer and served in that capacity until his promotion in February 2006. Mr. Smith previously served as Executive Vice President and Chief Financial Officer of Wyndham International, Inc. from April 2000 to November 2004. Earlier, Mr. Smith served in management positions with Starwood and Atlantic Richfield Company, and as an accountant with Coopers & Lybrand LLP. Mr. Smith currently serves on the National Corporate Development Committee of Autism Speaks. He graduated from the University of Tennessee.

Qualifications: extensive financial and general management experience, particularly in the lodging industry; substantial public company leadership experience; wide range of lodging industry and financial institution relationships; currently FelCor’s President and Chief Executive Officer. In addition to his financial and general management experience, as well as his record of leadership, Mr. Smith provides our Board with a unique window into the current thinking of, and efforts undertaken by, our management team. Mr. Smith also provides our Board and FelCor with a clearly articulated strategic vision and first-hand insights into our day-to-day challenges and opportunities.

The following table highlights the experience each director brings to our Board:

	Glenn A. Carlin	Thomas J. Corcoran, Jr.	Robert F. Cotter	Patricia L. Gibson	Dana Hamilton	Christopher J. Hartung	Charles A. Ledsinger, Jr.	Robert H. Lutz, Jr.	Robert A. Mathewson	Mark D. Rozells	Richard A. Smith
Financial Expertise/Literacy	✓	✓		✓	✓	✓	✓	✓	✓	✓	✓
Capital Markets	✓	✓		✓	✓	✓	✓	✓	✓	✓	✓
M&A/Corporate Transactions	✓	✓			✓	✓	✓	✓	✓	✓	✓
Executive Leadership	✓	✓	✓	✓	✓	✓	✓	✓		✓	✓
Risk Oversight/Management	✓	✓	✓	✓	✓		✓	✓		✓	✓
Government Relations	✓	✓					✓
Commercial/Hotel Real Estate Investment	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Commercial Real Estate Development		✓		✓	✓		✓	✓	✓		✓
Hotel Operations	✓	✓	✓				✓	✓			✓
Marketing			✓		✓		✓	✓			✓
Consumer Products and Services		✓	✓		✓		✓		✓	✓	✓

Management; Executive Officers

We identify the following officers as “named executive officers,” or NEOs, as contemplated by the rules and regulations of the SEC:1

	Age	Position(s) With FelCor	Named Executive Officer Since

Richard A. Smith	53	President, Chief Executive Officer and Director	2004
Troy A. Pentecost	54	Executive Vice President and Chief Operating Officer	2006
Thomas C. Hendrick	69	Executive Vice President and Chief Investment Officer	2015
Michael C. Hughes	41	Executive Vice President and Chief Financial Officer	2013
Jonathan H. Yellen	48	Executive Vice President, General Counsel and Secretary	2006
Richard A. Smith’s business experience is described in The Board of Directors.
Troy A. Pentecost, a hospitality veteran with over 35 years of hospitality industry experience, joined us as Executive Vice President and Director of Asset Management in March 2006, and was promoted to Chief Operating Officer in August 2010. He was Senior Vice President of Operations and Divisional Vice President of Operations for Remington Hotel Corporation from 2004 to 2006, where he was responsible for that company’s operational and sales activity. Prior to joining Remington, Mr. Pentecost was employed by Wyndham International, Inc. in various management roles, including Regional Vice President, Area Director and General Manager, from 1993 to 2004. Mr. Pentecost also previously worked with Guild Hotel Management Company, where he served as Regional Vice President and Director of Operations. Mr. Pentecost currently serves on owner and/or franchisee councils for various brands, including Doubletree, Embassy Suites, Sheraton and Marriott. Mr. Pentecost attended Bowling Green State University.
Thomas C. Hendrick was appointed Executive Vice President and Chief Investment Officer in July 2015, having previously served as a director from February 2007 until joining management. Mr. Hendrick is a well-known, longtime developer of hotels and mixed-use commercial real estate projects. He is President and Chief Executive Officer of TCH Partners, Inc., a developer of luxury, mixed-use commercial real estate projects in the U.S., the Caribbean, Mexico and Latin America.  Mr. Hendrick formerly served as President of Sagewood Partners, LLC, a developer of high-end, mixed-use real estate projects, from December 2007 through July 2009, and the Executive Vice President of Acquisitions and Development for the Kor Group, or Kor, a privately held investment, development and management firm, from November 2006 to November 2007, where he oversaw hotel and resort acquisitions, development opportunities and third-party management agreements on a worldwide basis. Prior to his work with Kor, Mr. Hendrick served in senior development positions for Mandarin Oriental Hotel Group from 2002 to 2006, Rosewood Hotels & Resorts from 1998 to 2002, and prior to that, Regent International Hotels as Vice President of Development, Mariner Hotels (currently Remington Hotels) as Executive Vice President of Development, and Wyndham Hotels & Resorts as Regional Vice President of Development.  Mr. Hendrick graduated from Southeast Missouri State University and holds a Master of Business Administration degree from the University of North Florida.

_____________________________
1Michael A. DeNicola, who served as our Executive Vice President and Chief Investment Officer until July 31, 2015, is also an NEO for 2015 as contemplated by the rules and regulations of the SEC.

Michael C. Hughes became our Senior Vice President, Chief Financial Officer and Treasurer in July 2013 and was promoted to Executive Vice President in February 2015. He originally joined us in 2006 as Vice President, Finance, was promoted to Treasurer in February 2009 and to Senior Vice President in February 2013. Prior to joining us, Mr. Hughes was employed by Wyndham International, Inc. as Vice President of Corporate Finance from May 2005 to April 2006, Director of Corporate Finance from October 2004 to April 2005, Manager of Corporate Finance from June to September 2004 and Senior Financial Analyst from February 2002 to May 2004. Prior to that time, Mr. Hughes served as a business consultant with Maverick Management LLC. He was awarded a bachelor’s degree in business from Rhodes College and is a holder of the Chartered Financial Analyst® designation.
Jonathan H. Yellen joined us in July 2006 as Executive Vice President, General Counsel and Secretary. Prior to joining us, Mr. Yellen was engaged in the private practice of law, from August 2003 to June 2006, with Barclay Damon LLP (formerly, Damon & Morey LLP), specializing in mergers and acquisitions, corporate finance and securities law. Prior to that time, Mr. Yellen served as Executive Vice President and General Counsel of Digital Lighthouse Corporation and Vice President and Associate General Counsel of Starwood, and was engaged in the private practice of law with Fried Frank Harris Shriver & Jacobson LLP and Latham & Watkins LLP. From 2006 to 2011, Mr. Yellen served as a director (and chaired the Audit Committee) of Avadyne Health, a provider of health care receivable management services to hospitals and other providers. Mr. Yellen has a long history of extensive social and community service, serving as a director of various social service organizations. He is also a member of various professional and industry organizations, including the American Bar Association and the National Association of Real Estate Investment Trusts. Mr. Yellen is a graduate of Amherst College, Columbia University School of Law (where he was a Harlan Fiske Stone Scholar) and Georgetown University Law Center.
Our NEOs are elected annually by our Board, typically at our Board’s first meeting held after the annual meeting and otherwise as necessary and convenient in order to fill vacancies or newly created offices. Each NEO holds office until a successor is duly elected and qualified or, if earlier, until retirement, death, resignation or removal. Our Board may remove any officer whenever, in its judgment, such removal is in FelCor’s best interests. Other than Mr. Smith’s employment agreement, there are no arrangements or understandings between any officer and any other person pursuant to which that officer was elected.

Stock Ownership

Principal Stockholders. The following table shows how much of our common stock was beneficially owned on March 31, 2016, by each person known to us to beneficially own more than 5% of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (a)

FMR LLC 245 Summer Street Boston, MA 02210	21,193,164	(b)	15.2%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	19,097,015	(c)	13.7%

Black Rock Inc. 55 East 52nd Street New York, NY 10022	10,492,018	(d)	7.5%

Vanguard Specialized Funds 100 Vanguard Blvd. Malvern, PA 19355	9,819,308	(e)	7.0%

__________________

(a)	Based upon 139,306,739 shares outstanding as of March 31, 2016.

(b)	Based upon Amendment No. 2 to its Schedule 13G filed on February 12, 2016. FMR LLC reported that it had sole power to vote 6,526,804 shares and sole power to dispose 21,193,164 shares.

(c)
Based upon Amendment No. 11 to its Schedule 13G filed on February 10, 2016. The Vanguard Group, Inc., an investment advisor, reported that it had sole voting power with respect to 391,297 shares and shared voting power with respect to 120,160 shares, and sole dispositive power with respect to 18,798,356 shares and shared dispositive power with respect to 298,659 shares.

(d)
Based upon Amendment No. 6 to its Schedule 13G filed on January 26, 2016. Black Rock Inc. reported that it had sole dispositive power with respect to these shares and sole voting power with respect to 9,974,326 shares.

(e)	Based upon Amendment No. 6 to its Schedule 13G filed on February 9, 2016. Vanguard Specialized Funds reported that it had sole voting power with respect to these shares.

Security Ownership of Management. The following table shows how much of our common stock and Series A Preferred Stock was beneficially owned on March 31, 2016 by the executive officers named in the Summary Compensation Table, each nominee and current director, and all current directors and executive officers, as a group. Unless otherwise indicated, each person owns directly the number of shares shown after his or her name in the table below and has sole voting and investment power with respect to such shares. None of the shares owned by such persons are subject to any pledge. The address of each of the persons listed below is c/o FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, TX 75062-3933.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock(a)		Percent of Class(b)	Amount and Nature of Beneficial Ownership of Series A Preferred Stock	Percent of Class(b)
Glenn A. Carlin	82,285		*	—	*
Thomas J. Corcoran, Jr.	430,163	(c)	*	4,000	*
Robert F. Cotter	144,208	(d)	*	—	*
Michael A. DeNicola	304,879	(e)	*
Patricia L. Gibson	—		*
Dana Hamilton	—		*
Christopher J. Hartung	22,519		*	—	*
Thomas C. Hendrick	187,079		*	—	*
Michael C. Hughes	140,953		*	—	*
Charles A. Ledsinger, Jr.	62,239		*	—	*
Robert H. Lutz, Jr.	67,669	(f)	*	—	*
Robert A. Mathewson	453,386	(g)	*	14,902	*
Troy A. Pentecost	422,346		*	—	*
Mark D. Rozells	29,254	(h)	*	—	*
Richard A. Smith	1,937,106	(i)	1.4%	—	*
Jonathan H. Yellen	285,037	(j)	*	—	*
All executive officers and directors, as a group (16 persons)	4,569,123		3.3%	18,902	0.1%
_____________________________
*    Represents less than 1% of the outstanding shares of such class.

(a)
With respect to Messrs. Smith, Pentecost, Hendrick, Hughes and Yellen, the number of shares shown do not include shares that may be issued to them if and when unvested restricted stock units awarded to them in 2014, 2015 and 2016 vest, none of which are eligible to vest before December 27, 2016. See Compensation Discussion and Analysis for a detailed discussion of our long-term performance-vesting equity compensation program for NEOs.

(b)	Based upon 139,306,736 shares of common stock and 12,879,475 shares of Series A Preferred Stock as of March 31, 2016.

(c)
The shares beneficially owned by Mr. Corcoran include (i) 3,101 shares of common stock issuable upon the conversion of 4,000 shares of Series A preferred stock; (ii) 30,000 shares of common stock held by TCOR Holdings, LLC, of which he is the sole beneficial owner; and (iii) 2,847 shares of common stock held in his individual retirement account.

(d)	The shares beneficially owned by Mr. Cotter include 11,639 shares held by a revocable trust, over which Mr. Cotter retains control.

(e)
The shares reported in this table are based on Mr. DeNicola’s last Form 4 filed on December 30, 2014 and includes 10 shares of common stock held by a trust for the benefit of Mr. DeNicola’s minor children.

(f)	The shares beneficially owned by Mr. Lutz include (i) 2,500 shares owned by Mr. Lutz’s spouse and (ii) 7,700 shares held in his individual retirement account.

(g)
The shares beneficially owned by Mr. Mathewson include (i) 208,333 shares of common stock held by RGC Leasing, Inc., of which Mr. Mathewson serves as President and is a stockholder and (ii) 11,552 shares of common stock issuable upon conversion of 14,902 shares of Series A preferred stock.

(h)	The shares held by Mr. Rozells include (i) 5,000 shares held in his individual retirement account and (ii) 11,247 shares of common shares held by a trust.

(i)	The shares beneficially owned by Mr. Smith include 25,998 shares held in custodial accounts for his children.

(j)
The shares beneficially owned by Mr. Yellen include 30,592 shares of common stock held by trusts for the benefit of Mr. Yellen’s minor children. Mr. Yellen is not the trustee of those trusts and disclaims any beneficial interest in, or control over, those shares.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires officers and directors, and persons who beneficially own more than 10% of our stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies furnished to us and representations from the officers and directors, we believe that all Section 16(a) filing requirements for the year ended December 31, 2015, applicable to our officers, directors and greater than 10% beneficial owners were satisfied, except for the following officers and directors that each filed one late Form 4 reporting one late transaction: Jeffrey D. Symes, Glenn A. Carlin, Charles A. Ledsinger, Jr., Robert A. Mathewson, and Mark D. Rozells. After reviewing the circumstances that led to these late filings, we revised our internal reporting process to ensure future timely filings. We remind, annually, each person required to file Section 16 reports that trade information must be provided timely in order to ensure that Form 4 reports are filed within the required two-business day reporting window, and we now require that when providing trading instructions, any such reporting person must also instruct his or her broker to provide all relevant information regarding executed trades at the end of each trading day. Based on written representations from our officers and directors, we believe that no Forms 5 for directors, officers and greater than 10% beneficial owners are required to be filed with the SEC for the period ended December 31, 2015.
Ownership Guidelines.  Our NEOs and our non-management directors are subject to stock ownership guidelines to align their interests further with our other stockholders. Such guidelines are designed to ensure that our NEOs maintain a long-term strategic view of risk and opportunity. By maintaining a significant portion of their respective net worth in the Company stock, our NEOs are dis-incentivized from undertaking or permitting others to undertake near-term risks at the expense of long-term stockholder value. Mr. Smith, as our Chief Executive Officer, is expected to hold shares of our common stock worth at least five times his base salary, and our other NEOs are each expected to hold shares worth at least three times their respective base salaries, in each case to be accumulated over a five-year period and maintained thereafter. Shares of restricted stock and shares of common stock that may be issued with respect to outstanding restricted stock units, or RSUs, are included in determining whether our NEOs’ holdings satisfy our stock ownership guidelines. All of our NEOs are currently in compliance with our stock ownership guidelines. In addition, we amended our Corporate Governance Guidelines in 2014 to provide that within five years after commencing Board service, or before 2019, whichever is later, each non-management director is expected to hold shares of our common stock worth at least four times the amount of their annual retainer for that director’s remaining Board tenure.
Board Leadership, Meetings and Performance
Leadership. We have historically separated the offices of Chief Executive Officer and Chairman of the Board as a means of distinguishing between management and the Board’s oversight of management. Our current Chairman of the Board, Mr. Corcoran, co-founded the Company and was our President and Chief Executive Officer from 1994 until 2006. He has a unique historical and current perspective regarding the Company and the lodging industry. In addition to the foregoing, in 2010, the Board established the position of Lead Independent Director, and Mr. Lutz was then elected to that position by our independent directors and continued serving in that capacity until 2016, when Mr. Hartung was elected to that position. (Absent such election, the Chairman of the Governance Committee serves as the Lead Independent Director.) The Lead Independent Director presides over meetings of the independent members of the Board and provides independent leadership and guidance. We believe that this structure provides optimal oversight of the Company’s management and affairs.
Board Meetings; Executive Session; Annual Stockholder Meeting. The Board met eight times and consented to three actions in writing during 2015, and each director attended at least 75% of the meetings of the Board and its committees on which he served. In connection with every regular meeting, our Board meets in executive session in the absence of management and also in the absence of Messrs. Smith and Corcoran, as well as management, to discuss issues related to management performance and other matters. The Board has not adopted a formal policy with regard to director attendance at the annual meetings of stockholders because fewer than 10 non-management stockholders usually attend our annual meetings in person. Messrs. Corcoran and Smith were the only directors to attend our 2015 annual meeting.
Board Performance. Each of the Board and the Audit, Compensation and Governance Committees undertakes annual performance reviews. The results are reviewed with a view to improving performance and practices. In addition, the full Board reviews annually the qualifications and effectiveness of the Audit Committee and qualifications of its members.

Independence
Assuming our nominees are re-elected, all of our directors, other than Messrs. Corcoran and Smith, will be “Independent Directors” as defined in our Charter and also as contemplated by the NYSE.2 Other than as a consequence of their employment by FelCor and/or serving on our Board, since January 1, 2012, none of our directors has served as an officer or director of any FelCor affiliates. All members of the Audit, Compensation and Governance Committees are independent as contemplated by the applicable NYSE rules and SEC regulations. Additionally, each director who serves on the Compensation Committee must be (and is) (i) a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act, and (ii) an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The Board determines the independence of our directors based on information known by the Board concerning each director and information supplied by each director to the Board.
Mr. Smith is our President and Chief Executive Officer, and Mr. Corcoran is our founder, former President and Chief Executive Officer and current Chairman of the Board. Both are our employees and, consequently, not independent. None of our non-employee directors has a material relationship with us (directly or as a partner, stockholder or officer of an organization that has a relationship with us), and none of our independent directors had any transactions, relationships or arrangements that were required to be considered by the Governance Committee when determining independence. Nevertheless, the Governance Committee did note that Mr. Rozells is Executive Vice President and Chief Financial Officer of FRHI. FRHI’s affiliate manages one hotel (the Fairmont Copley Plaza) for us in exchange for certain fees. The committee reviewed the nature and extent of our relationship with FRHI, including the management fees paid to FRHI in 2015 of approximately $1.7 million, which were significantly less than the NYSE’s threshold for determining director independence (2% of FRHI’s gross revenue) and the relative significance of that hotel to our overall portfolio and strategy, as well as whether Mr. Rozells had a personal interest in, or derived any personal benefit from, our relationship with FRHI (he has none and derives none). While the committee concluded that Mr. Rozells remains independent, out of respect for heightened investor sensitivity concerning director independence, Mr. Rozells does not serve on any of the Audit, Compensation or Governance Committees.
Board Committees
The Board appoints committees to help carry out its duties. In particular, committees work on key issues in greater detail than would be practicable at a full Board meeting. Each committee reviews the results of its deliberations with the full Board. Current copies of the Board-adopted written charters for the Audit, Compensation, Executive, Finance and Governance Committees, as well as our Corporate Governance Guidelines and Code of Business Conduct and Ethics, may be found under the Governance tab on the Investors page of our website at www.felcor.com and are also available in print to any stockholder who requests them by writing to our corporate secretary at the address listed under General Information - Questions.
The Audit Committee oversees audits, accounting, financial reporting and internal control matters. The committee appoints, compensates, evaluates and terminates the independent registered public accounting firm that audits our financial statements. The committee consults with our independent registered public accounting firm and reviews their audit and other work. The committee also consults with our Chief Financial Officer, General Counsel and Chief Accounting Officer and reviews our internal controls and compliance with corporate policies. The committee met four times during 2015, including prior to issuing each earnings release to review the information to be reported and to examine any issues relating to the report of earnings. The committee also reviewed each Quarterly Report on Form 10-Q and the Annual Report on Form 10-K before filing.
The committee currently consists of Messrs. Carlin (Chair), Hartung and Mathewson, each of whom is independent in accordance with the listing standards of the NYSE. The Board has reviewed the education, experience and other qualifications of each member of the committee as set forth above and determined that Messrs. Carlin and Hartung meet the SEC’s definition of an “audit committee financial expert” and are independent as contemplated by the applicable rules of the SEC. No one serving on our Audit Committee serves on the audit committees of three or more public companies.
__________________________________
2Thomas C. Hendrick served as a director through July 2015 until he was appointed as our Executive Vice President and Chief Investment Officer. While serving as a director during 2015, Mr. Hendrick was not considered independent due to certain fees paid to him to provide consulting services in connection with redeveloping The Knickerbocker hotel.

Report of the Audit Committee. The Audit Committee monitors and oversees our financial reporting process. Management is responsible for our internal controls and the financial reporting process. PwC, our independent registered public accounting firm, is responsible for performing an independent integrated audit of our consolidated financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB. The Audit Committee reviewed and discussed with management and PwC our audited consolidated financial statements for the year ended December 31, 2015, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s evaluation of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has discussed with PwC the matters that are required to be discussed by PCAOB Auditing Standard No. 16. The Audit Committee received from PwC the written disclosures and the letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and has discussed with PwC its independence from the Company. The Audit Committee also concluded that PwC’s provision of services to the Company and its affiliates is compatible with PwC’s independence. Based on the Audit Committee’s review of the audited consolidated financial statements and its discussions with management and PwC noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.
This report has been furnished by the members of the Audit Committee.
________________
Glenn A. Carlin (Chair)
Christopher J. Hartung
Robert A. Mathewson
The Compensation Committee reviews and approves the compensation to be paid to our executive officers and advises our Board on the adoption of, and administers, employee benefit and compensation plans. The committee currently consists of Messrs. Ledsinger (Chair), Carlin and Cotter, each of whom is independent in accordance with the listing standards of the NYSE. The committee met three times during 2015. No member of the committee is, or has ever been, one of our officers or employees. No interlocking relationship exists between our executive officers or the members of the committee and the board of directors or compensation committee of any other company.
In accordance with its charter, the Compensation Committee:

•	reviews and approves, on an annual basis, the criteria relevant to our annual incentive compensation program, including individual performance objectives of the Chief Executive Officer;

•	reviews and approves, on an annual basis, the base salaries of the Chief Executive Officer and our other executive officers;

•	determines and approves, in consultation with the Chief Executive Officer, the performance-based compensation of our other executive officers;

•	evaluates the Chief Executive Officer’s performance in light of his objectives and accordingly determines his performance-based compensation;

•	reviews the compensation program for the Chairman of the Board;

•
reviews, approves, and administers all incentive-compensation plans, deferred compensation plans and equity-based incentive plans; establishes guidelines, rules and interpretations for such plans; approves and ratifies awards, and amendments thereto, made under any such plans, and reviews and monitors awards under such plans;

•	engages consultants and advisors to provide advice, perform analyses and otherwise assist the committee in its deliberations and reviews the independence of each such advisor;

•	reviews the compensation discussion and analysis as required by the SEC for inclusion in our annual proxy statement together with the committee’s report;

•
reviews, annually, director compensation levels and practices and, if determined to be appropriate, approves changes in such compensation levels and practices, taking into account the considerations set forth in our Corporate Governance Guidelines;

•
reviews and approves guidelines or agreements with respect to severance, change-in-control or other termination payments to be made to executive officers, other officers and key employees and exceptions to those guidelines or agreements with respect to executive officers; and

•
reviews, on an annual basis, the Company’s compensation policies and practices to confirm that they do not, in any way, create risks that are reasonably likely to have a material adverse effect on the Company.

For a further description of the committee’s role, processes and procedures in determining the amount and form of executive and director compensation, see Director Compensation and Compensation Discussion and Analysis.
The Governance Committee recommends to our Board, candidates for election as directors, develops and recommends our Corporate Governance Guidelines (including criteria for membership on the Board and its committees to the Board), reviews the succession plan for our Chief Executive Officer in executive session on an annual basis, and considers other corporate governance issues. This committee currently consists of Messrs. Hartung (Chair), Ledsinger, Lutz and Mathewson, each of whom is independent in accordance with the listing standards of the NYSE. The committee met four times during 2015.
The committee maintains flexibility when identifying any potential directors in order to give full weight to the circumstance and desired experience. The committee has the ability, as necessary or appropriate, to retain the services of an independent search firm to identify new director candidates. The committee considers any potential candidate proposed by a member of our Board or senior management. Typically, at least two members of the committee, as well as the Chairman of the Board and our Chief Executive Officer, personally interview any non-incumbent candidate, and the assessments of his or her qualifications are provided to the full committee to assist with its deliberations.
When determining candidates to recommend for election, the Governance Committee reviews a potential candidate’s experience, expertise and other factors relative to the Board’s composition. For incumbent directors, the committee also considers whether continued service is appropriate in light of changes in his or her circumstances and length of tenure, as well as his or her performance as a director. While the committee includes diversity of viewpoints, background and experience as relevant criteria in nominating directors, we have no formal diversity policy. The Corporate Governance Guidelines direct the committee to take into account the following criteria, in addition to any other criteria it may consider appropriate: (i) personal qualities and characteristics, accomplishments and reputation in the business community; (ii) current knowledge and contacts in the hotel industry or other industries relevant to our business; (iii) ability and willingness to commit adequate time to Board and committee business; and (iv) fit of the candidate’s skills and personality with those of other directors and potential directors in building an effective, collegial and responsive Board. The committee is also required to recommend for nomination as directors individuals that assure a majority of the Board’s members are independent as required by NYSE rules and the SEC’s rules and regulations.
Our policies and procedures regarding stockholder-recommended director candidates are contained in the committee’s charter. The committee may consider stockholder recommendations for candidates to serve on our Board. The committee will consider any candidate for director recommended by any beneficial owner, or group of beneficial owners, that has owned more than 5% of our outstanding common stock for at least one year. The committee will consider the candidate based on the same criteria used for selection of other director nominees. The committee reserves the right to reject any candidate that has a special interest agenda other than the best interests of the Company and our stockholders. Stockholders desiring to nominate persons for director must follow the following procedures:

•
submit, in writing, the following information about the candidate: name, mailing address, telephone number, email address, resume, business history, listing of other past and present directorships and director committees, hotel industry experience and any other relevant information to the Governance Committee, c/o FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas 75062-3933, Attention: Secretary;

•
explain in the submission why the stockholder believes the candidate would be an appropriate member of our Board and the benefits and attributes that the candidate will provide to us in serving as a director;

•	provide evidence of the requisite stock ownership along with the recommendation; and

•	indicate whether we may identify the stockholder in any public disclosures that we make regarding the consideration of the director candidate.

For a candidate to be considered for nomination at the 2017 annual meeting, the submission must be received by us no earlier than January 24, 2017 and no later than February 23, 2017.
Other Committees. The Board established two other committees: an Executive Committee and a Finance Committee. The Executive Committee was established to exercise interim and limited authority on behalf of our Board. In practice, the Executive Committee generally meets when it is impractical to call a meeting of the full Board to discuss hotel transactions. In addition, the Executive Committee is often asked by our Board to undertake a preliminary investigation of issues or questions. The Executive Committee currently consists of Messrs. Corcoran (Chair), Cotter, Lutz and Smith. The Executive Committee did not meet in 2015. The Finance Committee was established to exercise authority on behalf of our Board on finance and capital markets matters, in particular matters that may require more frequent meetings and consultation than practical for the full Board. The Finance Committee currently consists of Messrs. Smith (Chair), Carlin, Ledsinger and Rozells. In 2015, the Finance Committee consented to four actions in writing.

Director Compensation
Our Board has approved a director compensation program pursuant to which each non-employee director receives base fees evenly split between an annual retainer and quarterly fees, plus the following stipends, as applicable:

Director Fees and Stipends ($)
Base Fees	150,000
Chair, Audit Committee	17,500
Member, Audit Committee	10,000
Chair, Compensation Committee	15,000
Chair, Governance Committee	12,000
Lead Independent Director	20,000
We generally follow our customary practice of paying non-employee directors with shares of our common stock worth the amount of fees and retainer otherwise payable to them. Non-employee directors may elect to receive cash payments in lieu of stock with respect to some or all quarterly fees and leadership stipends in order to pay taxes attributable to their compensation for serving as our directors.
The following table sets forth the compensation provided to our directors (other than Mr. Smith, who does not receive separate compensation for services as a director and whose compensation is discussed and summarized in Compensation Discussion and Analysis and the Summary Compensation Table included in this proxy statement) for service during all or part of 2015.

2015 DIRECTOR COMPENSATION
		Director Fees Paid in Shares
Name	Director Fees Paid in Cash ($)	#	$(a)	All Other Compensation ($)		Total ($)
Glenn A. Carlin	55,938	10,611	111,562	—		167,500
Thomas J. Corcoran, Jr.	—	—	—	475,901	(b)	475,901
Robert F. Cotter	75,000	6,769	75,000	—		150,000
Christopher J. Hartung	97,000	6,769	75,000	—		172,000
Thomas C. Hendrick(c)	56,250	6,769	75,000	117,500	(c)	248,750
Charles A. Ledsinger, Jr.	18,125	14,306	146,875	—		165,000
Robert H. Lutz, Jr.	95,000	6,769	75,000	—		170,000
Robert A. Mathewson	85,000	6,769	75,000	—		160,000
Mark D. Rozells	45,313	9,889	104,687	—		150,000

_____________________________

(a)	Based on the fair value of the shares when granted.

(b)
For 2015, Mr. Corcoran’s compensation, as approved by our non-employee directors, consisted of a base fee for serving as a director ($150,000), a stipend for chairing our Board ($115,000) and compensation for leading certain redevelopment projects ($103,000). As a FelCor employee, Mr. Corcoran participates in our 401(k) and our medical and health insurance programs. He also receives employee benefits generally available to our other employees, plus certain supplemental health benefits provided to our executive officers and reimbursement for his club dues. For 2015, Mr. Corcoran’s total compensation was $475,901, including base salary ($368,000, inclusive of all director fees discussed above), bonus ($62,404), matching 401(k) contribution ($27,000), supplemental health benefits ($9,144) and club dues ($9,353).

(c)
Mr. Hendrick served as a director through July 2015 until he was appointed as our Executive Vice President and Chief Investment Officer. Mr. Hendrick was engaged by us in 2014 to provide certain consulting services in connection with redeveloping The Knickerbocker hotel, for which he was paid aggregate fees of $117,500 in 2015. The information above relating to Mr. Hendrick only relates to the period during which he served as director in 2015.

Risk Oversight
Our Board oversees an enterprise-wide approach to risk management, intended to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. Our Board is actively involved in establishing and refining our business strategy, including assessing management’s appetite for risk and determining the appropriate level of risk for FelCor, overall. Our Board, various executives and other officers previously engaged in a formal enterprise risk management assessment, which involved a review and analysis of risk throughout the business. The assessment was facilitated by Towers Watson, an independent consulting firm. Towers Watson reported various findings to our Board that were subsequently considered by our Board and management and, where appropriate, integrated with our internal processes. We may conduct additional assessments in the future as circumstances warrant.
While our Board has ultimate oversight responsibility for the risk management process, various committees of our Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and from time to time discusses and evaluates matters of risk, risk assessment and risk management with our management team. The Compensation Committee is responsible for overseeing the management of risk associated with our compensation policies and arrangements. Finally, the Governance Committee ensures that the internal rules and processes by which we are governed are appropriate and consistent with applicable laws and regulations, as well as investor expectations. Our Code of Business Conduct and Ethics, Corporate Governance Guidelines, committee charters and other governance documents are reviewed by the appropriate committees annually to confirm continued compliance, ensure that our overall risk management is appropriately comprehensive, effective and reflects established best practices.
Code of Conduct and Ethics. We have adopted a Code of Business Conduct and Ethics that is applicable to our directors, officers and other employees. A copy of this code is available on our website at www.felcor.com. We will also post on our website any waivers of the provisions of the code made with respect to any of our directors or executive officers (no such waivers have ever been made).
Related Party Transactions. As they arise, we review all relationships and transactions in which we and our directors or executive officers, or their immediate family members, are participants to determine whether such persons have a direct or indirect material interest. Although we do not have a formal policy specifically addressing related-party transactions, our Code of Business Conduct and Ethics does cover conflicts of interest, generally, and applies to all of our officers, directors and employees. Under this code, conflicts of interest are prohibited as a matter of policy. If any officer, director or employee becomes aware of any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest, that person is required to report the transaction or relationship in writing to our President or General Counsel. The code also provides guidelines on what may constitute conflicts of interest and sets forth standards to be followed in common situations where potential conflicts of interest may arise.
Mr. Smith and FelCor are parties to an employment agreement that was approved in its current substantive form by the Compensation Committee in 2012. The terms of that agreement are discussed in Compensation Discussion and Analysis. In 2014, at the direction of the remaining independent directors, after review by the Audit Committee, Mr. Hendrick was engaged by FelCor to provide certain consulting services relating to redeveloping The Knickerbocker hotel and was paid certain fees in connection with that engagement as discussed in Corporate Governance - Director Compensation. Mr. Hendrick ceased to provide any consulting services to FelCor upon his resignation as a director and his appointment as an executive officer on July 31, 2015.
CEO Succession Planning
Our CEO and our Board annually review CEO succession plans: one addressing emergency or unanticipated loss of our CEO and one addressing longer-term succession. Material features of these plans include identification of Board members to lead the succession process, identification and development of internal candidates and identification of external resources necessary to ensure a successful transition.

Communications with Directors
Our Corporate Governance Guidelines provide that our stockholders and other interested parties may communicate their concerns about us and our business and affairs to our Board, the Chairman of the Board, or if the Chairman of the Board is a member of management, to the non-management directors, as a group, c/o our Lead Independent Director. These communications should be sent in the form of written correspondence by mail addressed to the Board c/o FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas 75062-3933, Attention: Secretary. The communication should indicate whether it is intended for the entire Board, the Chairman of the Board or the Lead Independent Director, as applicable, or the non-management directors, as a group. The Secretary will forward all such correspondence to the Chairman of the Board, the relevant committee chair or the Lead Independent Director, as applicable, who will determine what action, if any, will be taken concerning the correspondence and its contents. If the number of letters received through the foregoing process becomes excessive, the Board may consider approving a process for review, organization and screening of the correspondence by the Secretary or other appropriate person.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Our NEO compensation program is designed to retain talented executives to lead FelCor, pay them fairly for their work and accomplishments and discourage unwarranted risk-taking. The Compensation Committee, which has principal responsibility for establishing and administering the program, regularly reviews the amount and mix of compensation and may change the program to keep our NEO compensation competitive or otherwise emphasize a particular set of objectives. The committee approves Mr. Smith’s compensation and, in consultation with Mr. Smith, determines and approves the compensation of Messrs. Hendrick, Hughes, Pentecost and Yellen (our current NEOs1). The committee believes that most of our NEOs’ compensation opportunity should be significantly tied to performance, which motivates performance in-line with annual and long-term objectives, holds our NEOs accountable for business results and discourages unwarranted risk-taking. When formulating compensation, the committee also considers various market data and other factors, such as credentials, length of service, experience and individual performance.
Our 2015 NEO compensation program emphasized market and financial performance by reference to TSR2 and Adjusted EDITDA3 as critical performance criteria. Annual bonuses were entirely at-risk based on performance - for 2015: 50% at-risk based on financial performance (adjusted EBITDA), 20% at-risk based on market performance (TSR) and 30% at-risk based on individual performance.4 Long-term incentive (equity) awards were also entirely at-risk based on performance - for 2015: 100% at-risk based on relative TSR over two-three-and four-year periods.5
2015 Performance

•	Adjusted EBITDA[6] was $234.7 million, 103% and 97% of threshold and targeted financial performance, respectively.

•	TSR (-29%) corresponded to the 20th percentile of our Performance Peers.

•	RevPAR increased 8.1%, better than the U.S. industry, and we achieved a 1.8% increase in market share.

•	We opened The Knickerbocker hotel in February.

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We sold the remaining eight non-strategic hotels for gross proceeds of $192 million (our pro rata share), which we used to repay outstanding debt, thereby completing the portfolio repositioning component of our strategic plan.

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We refinanced senior corporate debt at historically low interest rates and reduced outstanding debt with asset sale proceeds, thereby completing the balance sheet restructuring portion of our strategic plan.

•	We reduced total leverage (total-net-debt-to-adjusted EBITDA) by 1.4x to 5.9x.

•	We reduced our weighted average cost of debt to 5.2%.

•	We maintained the best debt maturity profile among our peers.

•	We increased our quarterly common stock dividend by 50% to $0.06 per share in October.

•	We increased our line of credit capacity from $225 million to $400 million at a reduced interest rate and increased our number of unencumbered hotels to 18.
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1Where relevant, this discussion and analysis includes information concerning the compensation of Michael A. DeNicola, who served as our Executive Vice President and Chief Investment Officer, and as an NEO, until July 31, 2015 and who remained a FelCor employee for a subsequent transition period that ended January 1, 2016.
2Total shareholder return, or TSR, is a market-based measure of the change in value of an investment in a company’s shares, taking into account share price appreciation and dividends paid, over a defined time period.
3Adjusted earnings before interest, taxes, depreciation and amortization, or EBITDA, is a commonly-used metric used to assess financial performance. EBITDA is net income or loss (computed in accordance with GAAP) plus interest expense, income taxes, depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures (adjustments for unconsolidated partnerships and joint ventures are calculated to reflect unconsolidated EBITDA on this basis also).
4Beginning with 2016, annual bonuses will be 75% at-risk based on corporate performance (at least two-thirds of which, at target, is based on financial performance) and 25% at-risk based on individual performance. The committee eliminated TSR as a factor in determining annual bonuses since TSR is already a factor used to determine shares issuable under our long-term incentive program for our NEOs.
5We evaluate our TSR relative to similar hotel REITs, which we refer to as our Performance Peers, all of which are considered by the committee to be comparable to us in size, scope of business and assets, have shares that trade on the NYSE and compete for the same investors. Our Performance Peers are listed under Our 2015 NEO Compensation Program - Pay for Performance. Reference to these companies provides a meaningful indication of our relative market performance.
6We reconcile our non-GAAP financial measures, including EBITDA, adjusted EBITDA, FFO and adjusted FFO, in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2015.

2015 Pay for Performance
While our NEOs’ performance-based compensation is discussed in detail below, we note that their cash bonuses are significantly lower on both an absolute basis and relative to target than in recent prior years because our 2015 financial performance was below target, our market performance only corresponded to the 20th percentile of our Performance Peers and individual performance of certain NEOs reflects construction delays at The Knickerbocker. Similarly, our NEOs’ equity compensation was significantly impacted by disappointing 2015 market performance, although that impact will be reflected in later years when awards granted in 2015 become eligible to vest, since vesting is dependent upon long-term market performance.
Our 2015 NEO Compensation Program
Base Salaries. Base salaries provide our NEOs with regular income at a threshold level and are generally increased annually to reflect company-wide cost-of-living adjustments (3% for 2015) or to account for exceptional performance and promotions.7 The committee may also adjust NEO base salaries in order to ensure that overall compensation opportunities are sufficient to retain executive talent in a competitive marketplace and fairly align the long-term interests of our NEOs with those of our stockholders. The committee made no such market-based adjustments in 2015. In 2015, we paid our current NEOs the following salaries:

Richard A. Smith	$787,856
Troy A. Pentecost	$455,831
Thomas C. Hendrick(a)	$176,131
Michael C. Hughes	$422,066
Jonathan H. Yellen	$422,066
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(a)	Mr. Hendrick joined the company as Executive Vice President and Chief
Investment Officer in July 2015. His annualized 2015 salary would have been $422,066.

Pay for Performance. Approximately 87% of Mr. Smith’s 2015 potential total direct compensation and approximately 81% of our other NEOs’ 2015 potential total direct compensation was at-risk based on performance. The committee strongly believes that our NEOs should be rewarded appropriately for performance, including where that performance is tangibly linked to or drives measurable benefits to our stockholders. Performance criteria should be ambitious but not create incentives that present a material and inappropriate risk and also sufficiently objective to permit a fair review of achievement. These criteria generally relate to furthering achievement of our strategic goals and may, from year to year, differ in terms of weight and character, as the committee deems advisable. The committee may also review and modify performance objectives, thresholds and criteria at any time in light of changes in circumstances. The committee retains the discretion, separate and apart from our annual bonus program, to award greater or lesser bonuses if pre-determined criteria are exceeded or not achieved, depending on circumstances. For 2015, the committee made no such modifications to performance objectives, thresholds or criteria and awarded no discretionary bonuses.

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7For example, Mr. Hughes’ annual base salary increased by 21% at the beginning of 2015, taking into account his promotion to Executive Vice President.

Annual Bonuses. The committee targeted financial performance based upon a variety of factors, including 2015 budgets, industry projections, individual hotel markets and similar considerations. As in recent years, for 2015, the committee selected adjusted EBITDA to assess financial performance, as it provides a degree of stability when setting a range of performance in advance. With regard to financial performance, the committee anticipates continuing to use adjusted EBITDA to measure financial performance; however, it may use other metrics in the future.8 The committee establishes a performance scale from threshold to superior performance. Typically, targeted performance is at the linear mid-point between threshold and superior performance, but not necessarily every year.9 2015 target weight: 50%
As illustrated below, for 2015, we had $234.7 million of adjusted EBITDA, which was 97% of targeted adjusted EBITDA ($241.5 million). As performance fell between established performance levels, we determine the actual bonus payable on a linear scale between target and threshold. As a consequence, our NEOs’ 2015 annual cash bonuses attributable to financial performance were only 67% of target for our CEO, Richard A. Smith and 73% of target for our remaining NEOs.

The committee measured market performance by evaluating our TSR relative to our Performance Peers’ TSR.10 The committee identified the following Performance Peers in 2012 with the assistance of Pay Governance LLC, an independent compensation consulting firm engaged by the committee: Ashford Hospitality Trust, DiamondRock Hospitality Company, Hersha Hospitality Trust, Hospitality Properties Trust, LaSalle Hotel Properties, RLJ Lodging Trust, Ryman Hospitality Properties, Inc., Strategic Hotels & Resorts, Inc., Summit Hotel Properties, Inc. and Sunstone Hotel Investors, Inc. The committee may eliminate or change the Performance Peers in the future to account for changes in the characteristics and circumstances of FelCor and any of the peer companies, as well as other factors deemed relevant at the time. Strategic Hotels was acquired in December 2015, after which the committee, with the assistance of Mercer, an independent compensation consulting firm, identified Xenia Hotels & Resorts, Inc. as a suitable replacement Performance Peer. Relative TSR is determined using the volume-weighted-average trading price of our common stock and our Performance Peers’ common stock for the 20 trading days immediately preceding the beginning and end of each performance period plus dividends.
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8Performance criteria may be based on any of the following in the future: net earnings (either before or after interest, taxes, depreciation and amortization); economic value-added; sales or revenue; net income (either before or after taxes); operating earnings; cash flow (including, but not limited to, operating cash flow and free cash flow); return on capital; return on assets (gross or net); return on stockholders’ equity; return on sales; gross or net profit margin; productivity; expense; margins; working capital; earnings per share; price per share of common stock; earnings as a percentage of average capital; earnings as a multiple of interest expense; business unit economic earnings; total capital invested in assets; funds from operations; and total stockholder return, any of which may be measured either in absolute terms, by comparison to comparable performance in an earlier period or periods, or as compared to results of a peer group, industry index, or other company or companies or business units.
9Regardless of other performance, the committee has determined that no programmatic (as opposed to discretionary) bonuses should be paid unless we achieve at least a minimal level of pre-determined financial performance (for 2015: $218 million of adjusted EBITDA).
10In the future, based on circumstances at the time, the committee may elect to use another performance metric, including for example, absolute TSR or another market-based performance metric.

For 2015 annual bonuses, the committee targeted relative TSR over the year at the 50th percentile, with threshold and superior performance set at the 20th and 80th percentiles, respectively. Actual payouts are determined by linear interpolation along that scale. 2015 target weight: 20%. Because TSR for 2015 (-29%) corresponded to the 20th percentile of the Performance Peers for the year, we only paid bonuses to NEOs for market performance at the threshold level.
Each of our employees, including our NEOs, has individual performance objectives that are established at or near the beginning of each year. Mr. Smith reviews and approves the performance objectives of the Company’s other NEOs, and the committee reviews Mr. Smith’s performance objectives. Individual performance is reviewed and assessed after year-end by an employee’s direct supervisor or, in the case of Mr. Smith, by the Board and/or the committee, resulting in a composite level of performance from threshold to superior. 2015 target weight: 30%.
All of our NEOs participate, to a greater or lesser extent, on a coordinated basis, in the analysis, execution and administration of matters nominally assigned to one or several NEOs. This cooperative environment is a critical component of the executive team’s continued success under Mr. Smith’s leadership. The goals and performance of individual NEOs often reflect weight assigned to corporate goals that take into account their functional responsibilities. In this way, credit for performance - strong or weak - is allocated among our NEOs. By way of example, Mr. Hughes led the effort to complete the restructuring of our balance sheet, while the capital transactions group, under Mr. DeNicola’s and, later, Mr. Hendrick’s leadership, continued our multi-year non-strategic asset disposition program from which proceeds facilitated reducing our outstanding debt, Mr. Pentecost’s asset management group ensured that our hotels generally performed at or above targeted levels (both supporting disposition pricing and refinancing our core hotels) and the legal department, under Mr. Yellen’s leadership, attended to negotiating, and executing financings, as well as provided counsel regarding strategic matters, ongoing compliance and other legal issues. Certain shared goals may weigh more heavily for a given NEO than for others. For example, we exceeded our balance sheet goals for 2015, and those goals weighted more heavily in assessing Mr. Hughes’ individual performance as compared to our other NEOs. By contrast, ramping-up operations at The Knickerbocker in 2015 took longer than expected due to construction delays, which impacted individual performance for Mr. Pentecost more than for our other NEOs. The committee reviewed Mr. Smith’s performance, notably his overall leadership, and reviewed with Mr. Smith his assessments of the individual performance of our other NEOs. Those reviews took both quantitative metrics and subjective qualitative assessments into account.
Mr. Smith’s and our other NEOs’ potential 2015 cash bonuses ranged from 50-200% and 37.5-112.5%, respectively, of their base salaries, targeting the mid-points of those ranges. Our current NEOs were paid the following cash bonuses for 2015, which reflect each category of performance. NEO 2015 bonuses were significantly impacted by below-targeted financial and market performance and construction delays at The Knickerbocker.

	Mr. Smith	Mr. Pentecost	Mr. Hendrick	Mr. Hughes	Mr. Yellen
Financial Performance	$331,765	$124,465	$48,092	$115,245	$115,245
Market Performance	78,786	34,187	13,210	31,655	31,655
Individual Performance	323,218	110,596	42,932	126,619	103,353
Total 2015 Bonus	$733,769	$269,248	$104,234	$273,519	$250,253
Variance to 2014	(44.6)%	(39.3)%	— (a)	11.4%	(39.0)%
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(a)    Mr. Hendrick was not our employee in 2014.

Long-term Incentives. In 2012, the committee approved a new long-term incentive program for our NEOs and began awarding restricted stock units, or RSUs, to our NEOs in 2013. RSUs granted in 2015, which entitle our NEOs to earn shares of common stock based upon relative TSR achieved over multiple years, reward long-term performance.11 They also serve as a critical NEO retention tool, ensuring a coherent and experienced leadership team that works together to refine and execute our strategy and build lasting long-term stockholder value. RSUs are eligible to vest in three tranches, and the underlying shares of our common stock will be issued, at the end of the year following the relevant performance period. The committee determines the target number of shares issuable when RSUs vest with reference to a percentage of each NEO’s base salary (275% for Mr. Smith and 175% for our other NEOs), divided by the closing price of our common stock when the award is approved.12 Dividends are not paid currently with respect to unvested RSUs; instead, dividends accrue and are paid only to the extent RSUs vest and shares are issued, or the cash value of such shares is paid.
For long-term incentives awarded in 2013, 2014 and 2015, relative TSR is measured over two-, three- and four-year performance periods. RSUs granted in those years are eligible to vest in three tranches, and the underlying shares of our common stock will be issued, at the end of the year following the relevant performance periods, based on the following performance schedule.

Relative TSR Performance
Rank (Relative to Peers)	Percentile (Among Peer Group)	Payout (Relative to Target) (%)[13]
1	100th	200
2	90th	200
3	80th	175
4	70th	150
5	60th	125
6	50th	100
7	40th	50
8	30th	25
9	20th	—
10	10th	—
11	—	—
The following table sets forth our cumulative TSR for each relevant period.

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11The committee and our Board may implement other award structures and performance criteria for subsequent awards in the future when such awards are authorized. See footnote 8 for a list of other potential performance criteria. As previously disclosed, in 2016, the committee added adjusted FFO per share as a second performance metric and divided new awards into three tranches (including a service-only tranche) that vest over three years.
12If, after measuring performance, an award would result in issuing more shares than our equity compensation plan has available, or allows to be issued, the excess above what is available or allowed, upon vesting, will be settled in cash, based on the then-current value of the excess shares that would otherwise have been issued.
13To the extent threshold performance is not achieved for a performance period, the relevant portion of an award will be forfeited.

Our relative TSR corresponded to the following percentiles of our Performance Peers.

	Annual	Two Years Ended	Three Years Ended	Four Years Ended
2012	90%	—	—	—
2013	100%	100%	—	—
2014	100%	100%	100%	—
2015	20%	20%	90%	90%

The following table summarizes, for each current NEO, the number of RSUs awarded to our current NEOs in 2015.

	RSUs Awarded in 2015 (#)
		Eligible to Vest In
	Total	Forfeited(a)	2016(a)	2017	2018
Richard A. Smith	197,323	65,774	—	65,775	65,774
Troy A. Pentecost	72,651	24,217	—	24,217	24,217
Thomas C. Hendrick(b)	—	—	—	—	—
Michael C. Hughes	67,270	22,423	—	22,424	22,423
Jonathan H. Yellen	67,270	22,423	—	22,424	22,423

(a)
Because our relative TSR for the 2014-15 performance period (-29%) corresponded to the 20th percentile of our Performance Peers, the first tranche of RSUs awarded to our current NEOs in 2015 are forfeited, and no shares will be issued with respect to those RSUs.

(b)
Mr. Hendrick was awarded 50,000 shares of restricted stock that vest over five years when he joined management in July 2015.These shares were issued under our equity compensation plan and will vest over a five-year period in equal annual installments subject to his continued employment with us.

CEO Employment Agreement. Other than Mr. Smith, none of our NEOs - and none of our other employees - have employment agreements. In 2007, we entered into an employment agreement with Mr. Smith, which we subsequently amended in 2012. His employment agreement currently provides for: (i) an annual term that ends on January 1st and renews automatically, unless a notice of non-renewal is delivered at least six months prior to the end of the then-current term; (ii) a minimum base salary; (iii) eligibility for annual performance-based bonuses targeted at 125% of his base salary; and (iv) eligibility for annual grants in accordance with the equity compensation program authorized by the Compensation Committee. Mr. Smith’s employment agreement also incorporates the terms of his change-in-control and severance agreement, which continues in force without amendment since it was first entered into in 2007. For more information, see Change-in-Control and Severance Payments.
Other Compensation
Perquisites. We provide limited perquisites to our current NEOs, although the committee reviews perquisites provided to NEOs and to executives at companies within our lodging REIT peers to evaluate whether our executive compensation remains competitive and fair. In addition, we make no tax gross-up payments on the limited perquisites we provide to them.

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Each of our current NEOs participates in the health and welfare benefit plans and other benefit programs generally available to all of our employees. In addition to these health and welfare benefit plans, each of our NEOs is eligible to participate in our supplemental health insurance program. We pay the cost for each NEO who participates in this program. Please see the Summary Compensation Table for a summary of the amounts paid on behalf of each NEO pursuant to this program.

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We maintain a 401(k) plan for the benefit of all our employees. We make matching contributions to the 401(k) plan equal to 150% of amounts contributed by participating employees, subject to specified limits. Each NEO contributed at least $18,000 to our 401(k) plan in 2015, and we made the maximum matching contribution ($27,000) to our 401(k) plan on behalf of each current NEO (with the exception of Mr. Hendrick, who only received a $4,500 matching contribution). We have no formal pension or retirement plan other than our 401(k)

plan. The committee believes that providing additional retirement benefits to our NEOs at this time would be inconsistent with prevailing practices in the marketplace and difficult to justify to our other employees and investors.
Post-Termination Compensation. In October 2007, we entered into change-in-control and severance agreements with certain employees, including each NEO (other than Mr. Hendrick), and these agreements remain in effect and have not been modified. In 2015, we entered into a substantially similar agreement with Mr. Hendrick in connection with his appointment as an executive officer that does not provide certain tax benefits that are otherwise available to our NEOs under the legacy agreements (see Change-in-Control and Severance Payments). These agreements provide for payments and other benefits if the employee’s employment terminates for a qualifying event or circumstance, such as being terminated without “cause” or leaving employment for “good reason,” as these terms are defined in the agreements, following a change-in-control. Upon the termination of an NEO’s employment by us other than for cause, retirement or disability, or by the NEO for good reason, the NEO would receive, among other benefits, a severance payment in an amount equaling 2.99 multiplied by the sum of his current base salary plus the greater of the NEO’s current year target cash bonus or average cash bonus for the preceding three years. The committee believes these arrangements are an important part of overall compensation for our NEOs and help secure their ongoing focus and commitment to building long-term value for our stockholders, without concern regarding their own continued employment, particularly prior to or following a change-in-control. These arrangements are also an important recruitment and retention device, as many of the companies with which we compete for executive talent have similar agreements in place for their executives and other officers. We provide additional information regarding these agreements, including definitions of key terms and quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2015, in Change-in-Control and Severance Payments.
Compensation of our Former Chief Investment Officer. Michael A. DeNicola served as our Executive Vice President and Chief Investment Officer through July 31, 2015, and he remained a FelCor employee until January 1, 2016. In February 2015, while still serving as an executive officer, Mr. DeNicola was granted 67,270 RSUs on the same terms as our other NEOs. In addition, while he remained a FelCor employee, Mr. DeNicola continued to earn his base salary of $422,066 and participate in our 401(k) plan and other employee benefit programs, generally on the same basis as our NEOs. In connection with his separation from FelCor, Mr. DeNicola and FelCor entered into a Severance and Release Agreement in August 2015 pursuant to which, when his employment ended, he received $1,193,624 in cash severance (which included, in addition to severance, an amount equal to the gross cost to continue his health benefits for 24 months), as well as a $225,045 in cash equal to his then-accrued 2015 annual bonus. Further, Mr. DeNicola’s outstanding unvested equity awards were allowed to vest in full, based on actual performance, to the extent known, and targeted performance, to the extent actual performance was unknown, as a consequence of which he received 210,288 shares of common stock, $51,300 of phantom stock and $45,226 of related accrued dividends through the payment date. These severance benefits reflect, in part, Mr. DeNicola’s significant contributions during his long service to FelCor.
Our Compensation Decision Process
General. The committee meets regularly in advance of Board meetings and otherwise as our business requires throughout the year. From time to time, the committee invites other directors, management and such other persons as it deems appropriate to attend its meetings in order to assist it in carrying out its responsibilities. In discharging its duties, the committee has full access to all of our books, records, facilities, personnel, legal counsel and independent auditors. In addition, the committee has the power and authority to retain, at the Company’s expense, outside counsel or other experts as the committee may deem appropriate.

Customarily in the first quarter of each year, the committee reviews and approves any annual salary increases and equity compensation grants to our officers for that year, as well as cash bonus compensation for the prior year. The committee also establishes performance criteria for the current year at that time. As part of this annual process, the committee reviews corporate performance relative to established criteria and circumstances and events that arose during the prior year, as well as the individual performance of Mr. Smith (in his absence) and the other NEOs (together with Mr. Smith), and reports on these assessments to our other independent directors in executive session.

Program Review. The committee regularly reviews our compensation policies and practices, including our executive compensation program, which reflect a series of deliberations and adjustments made over the course of many years. The committee seeks to ensure that the compensation we provide to all of our employees, including our NEOs, is competitive with compensation offered by our peers. The committee engages compensation consulting firms to provide information, analysis and guidance and regularly considers data collected by these consultants, as well as internally generated information, to evaluate the marketplace and best practices. The committee also considers other factors, such as the credentials, length of service, experience and prior performance of each individual. In addition, Mr. Smith provides information regarding compensation of our other NEOs and the data and other factors considered by the committee.
Role of Compensation Consultant. The committee engages compensation consultants and advisors from time to time to provide it with information, analysis and guidance with respect to executive and director compensation. The committee assesses the independence of such consultants and advisors in accordance with SEC and NYSE rules. In December 2015, the committee engaged Mercer in connection with a regular review of director and executive compensation. Previously, the committee engaged Pay Governance LLC in connection with regular reviews of director and executive compensation, but engaged Mercer in 2015 to obtain a fresh perspective on executive compensation. The committee confirmed that neither Mercer nor Pay Governance had any conflicts of interests in connection with their engagements.
Benchmarking. In 2015, the Compensation Committee approved the following group of public companies, or the Benchmarking Group, at the recommendation of Pay Governance to compare our executive compensation program and director compensation program with those of similarly-situated companies that exemplify the businesses from which we might seek to recruit executives and that might similarly seek to recruit our executives.

Brandywine Realty Trust	Pennsylvania REIT
Chesapeake Lodging Trust	Post Properties, Inc.
Corporate Properties Trust	RLJ Lodging Trust
Diamond Rock Hospitality Company	Ryman Hospitality Properties Inc.
Hersha Hospitality Trust	Strategic Hotels & Resorts, Inc.(14)
LaSalle Hotel Properties	Summit Hotel Properties, Inc.
Mack-Cali Realty Corporation	Sunstone Hotel Investors, Inc.
Pebblebrook Hotel Trust	Weingarten Realty Investors
The Benchmarking Group, which appropriately balances industry peers and other REITs of similar enterprise value and maturity, includes the eight self-managed Performance Peers, as well as eight additional equity REITs with shares traded on the New York Stock Exchange. The committee may change the composition of the Benchmarking Group in the future to account for changes in the characteristics and circumstances of FelCor and any of the companies currently in the Benchmarking Group, as well as other factors deemed relevant at the time.
Delegation of Authority. In fulfilling its responsibilities, the committee may delegate any or all of its responsibilities to a member of the committee or to a subcommittee consisting of members of the committee. In 2015, the committee delegated to Mr. Ledsinger, its Chair, the authority to engage Mercer on the committee’s behalf. The committee made no other delegation in 2015.
Role of Our Executive Officers in Compensation Decisions. In 2015, Mr. Smith attended each general meeting of the committee, except where the committee considered his individual compensation arrangements. In particular, Mr. Smith regularly provided the committee with input concerning our compensation policies as they relate to all of our employees, including our other NEOs. In addition, Mr. Smith provided input to the committee based on his annual performance evaluation of each NEO. Mr. Yellen typically attended committee meetings, acting as its secretary, other than when the committee met in executive session without management. In addition, Mr. Yellen provided the committee with legal advice concerning the committee’s business, including compliance with corporate, securities and tax laws and regulations, as well as the committee’s charter.
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14Strategic Hotels & Resorts, Inc. was acquired in 2015 and is no longer included in the Benchmark Group because it is no longer a public company.

Say-on-Pay; Investor Feedback. We provide our stockholders with the opportunity to cast an annual advisory vote on executive compensation. At our annual meeting of stockholders held in May 2015, a substantial majority of votes cast on the say-on-pay proposal were cast in favor of the proposal. The committee considered the result of this vote as an affirmation of its approach to executive compensation and noted no action was required. The committee carefully considers investor feedback, including direct communications and the outcome of say-on-pay votes, when making compensation decisions for our NEOs.
Tax Deductibility of Executive Compensation. Section 162(m) of the Code limits the deductibility on our income tax return of compensation over $1 million paid to certain of our NEOs unless, in general, the compensation is paid pursuant to a plan that is performance-related, non-discretionary and has been approved by our stockholders. The committee has preserved the flexibility to compensate our NEOs in a manner designed to promote our corporate goals, including retaining and providing incentives to our NEOs, without requiring all compensation to be tax deductible. In addition, because we are a real estate investment trust that generally does not pay corporate income taxes, we believe our inability to deduct such compensation does not have a meaningfully adverse impact on us.
Compensation and Risk. Our compensation program rewards achievement that corresponds to our strategic plan and superior stockholder returns. Fixed salaries do not encourage risk-taking because they are not variable (based on performance or otherwise). Our performance-based NEO compensation has the following risk-limiting characteristics:

•	Mr. Smith’s bonus and the overall bonus pool are reviewed and approved by the committee, which is composed exclusively of independent directors;

•	Incentive compensation is only paid after a review of diverse performance criteria, which limits the risk associated with any single indicator of performance over a relatively short period of time;

•	Equity compensation is subject to formulaic maximums;

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Equity compensation for our NEOs is substantially at-risk, both as to whether it is earned and how much is earned, based upon performance achieved over the long-term and multi-year periods, so our executives are only rewarded to the extent our performance benefits our stockholders;

•	Executive bonuses and equity compensation are subject to recoupment, or claw-back, under certain circumstances; and

•
Each of Mr. Smith, our other NEOs and certain other senior officers are subject to substantial stock ownership guidelines described above in Corporate Governance - Stock Ownership - Stock Ownership Guidelines.

In addition, the committee noted that the Company’s business is straightforward - we invest in long-term real estate assets on behalf of our stockholders, finance and manage those investments and, from time to time, sell non-strategic assets. All investment decisions (e.g., acquisitions, dispositions and redevelopment projects) are thoroughly reviewed with our Board or a designated committee through a transparent process; financing transactions are reviewed on a similarly transparent basis. All such transactions are subject to the approval of our Board or a designated committee. To the extent we hedge or otherwise buy or sell derivatives, those transactions relate specifically to our business (e.g., energy contracts and interest rate hedges) and are reviewed by our Board, or if the dollar amount at issue is below pre-set levels, by our management committee.
In light of the foregoing, the committee concluded that our compensation policies and practices do not create risks that are reasonably likely to a have a material adverse effect on the Company.
Related Policies
Recoupment. We will recoup incentive compensation previously paid to our NEOs in certain circumstances. This policy helps ensure that executives act in the best interests of the Company and its stockholders and requires any NEO to repay or return cash bonuses and/or performance-based equity awards if the Company issues a material restatement of its financial statements and the restatement was caused by the NEO’s intentional misconduct. The committee will consider the facts and circumstances and exercise business judgment in determining any appropriate amounts to recoup, as well as the timing and form of recoupment. The policy applies to bonuses and equity grants that are paid or made based upon performance.

Dividends. With respect to RSUs, dividends, when declared, accrue and are only paid to the extent RSUs have vested. Dividends are paid currently on outstanding shares of our stock, including restricted stock.
Hedging and Other Speculative Transactions. Our insider trading policy prohibits insiders, including our directors and NEOs, from entering into speculative transactions involving our securities, including short sales, buying and selling within the same six-month period and various hedging transactions. Under limited circumstances, buying and selling within the same six-month period may be permitted (e.g., for purposes of triggering tax losses), but such transactions are subject to review by Messrs. Smith, Hughes or Yellen to ensure that such trades do not otherwise violate other prohibitions (e.g., trading while in possession of material non-public information). Similarly, under very limited circumstances, insiders may enter into hedging transactions with regard to their Company securities; however, all such transactions are subject to prior approval, may not be inherently speculative, and like any trading in Company securities, may only be executed pursuant to instructions given during limited trading windows. Under no circumstances may any such transactions be entered into by any Company insider with regard to Company securities that are subject to a risk of forfeiture (e.g., restricted stock and shares of stock that were purchased with restricted cash, to the extent they remain at risk of forfeiture). In 2015, no insider sought or obtained permission to engage in any of the foregoing transactions.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2015 and in this proxy statement.
________________
Charles A. Ledsinger, Jr. (Chair)
Glenn A. Carlin
Robert F. Cotter

2015 Summary Compensation Table

						Non-Equity Incentive Plan Compensation ($)
						Annual Performance-based Cash Bonus ($)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)			All Other Compensation ($)	Total ($)

Richard A. Smith President and Chief Executive Officer	2015	787,856	—	2,403,717	(a)	733,769	41,034	3,966,376
	2014	764,909	—	2,906,247	(a)	1,324,376	37,530	5,033,062
	2013	742,630	—	2,716,710	(a)	1,077,149	37,530	4,574,019

Troy A. Pentecost Executive Vice President and Chief Operating Officer	2015	455,831	—	885,008	(a)	269,248	41,034	1,651,121
	2014	442,554	—	1,070,017	(a)	443,421	37,530	1,993,522
	2013	429,665	—	1,000,071	(a)	364,579	37,530	1,831,845

Michael A. DeNicola(c) Former Executive Vice President and Chief Investment Officer	2015	422,066	—	819,459	(a)	225,045	1,234,658	2,701,228
	2014	409,773	—	990,763	(a)	402,892	37,530	1,840,958
	2013	397,838	—	925,512	(a)	337,574	37,530	1,698,454

Thomas C. Hendrick(d)Executive Vice President and Chief Investment Officer	2015	176,131	—	401,000	(b)	104,234	7,776	689,141

Michael C. Hughes Executive Vice President and Chief Financial Officer	2015	422,066	—	819,459	(a)	273,519	41,034	1,556,078
	2014	350,000	—	846,237	(a)	245,548	37,530	1,479,315
	2013	240,500	—	—		139,533	30,010	410,043

Jonathan H. Yellen Executive Vice President, General Counsel and Secretary	2015	422,066	—	819,459	(a)	250,253	41,034	1,532,812
	2014	409,773	—	990,763	(a)	410,575	37,530	1,848,641
	2013	397,838	—	925,512	(a)	337,574	37,530	1,698,454
___________________
(a)    Fair market value was determined using a Monte Carlo simulation based on the following:

	2015 award granted on February 18, 2015	2014 award granted on February 20, 2014	2013 award granted on February 13, 2013
Closing stock price on date of grant	$10.98	$8.21	$5.39
FelCor volatility	48.11%	53.78%	61.12%
Average volatility of peers	32.09%	35.69%	40.13%
Risk free interest rate	1.32%	1.13%	0.50%
Grant date fair value per unit	$6.09	$5.67	$3.59
For more information about our stock based compensation program, see Compensation Discussion and Analysis.

(b)	Fair market value reflects the closing price for our common stock on August 24, 2015 ($8.02 per share), the date on which Mr. Hendrick was awarded 50,000 shares of restricted stock.

(c)
Mr. DeNicola served as our Executive Vice President and Chief Investment Officer, and an NEO, until July 31, 2015 and remained a FelCor employee for a subsequent transition period that ended January 1, 2016. The information above includes all compensation paid to Mr. DeNicola for 2015.

(d)
Mr. Hendrick first became an NEO in July 2015. Accordingly, we did not include compensation for fiscal 2013 and fiscal 2014. In addition, Mr. Hendrick served as a director through July 2015. The information above relates only to the period during which Mr. Hendrik served as an executive officer in 2015. For information relating to the director compensation that Mr. Hendrick received in 2015, please see the Director Compensation Table on page 21.

All Other Compensation from Summary Compensation Table for 2015

Name	Company Contributions to Retirement and 401(k) Plans ($)	Perquisites(a) ($)	Severance		Total ($)
Richard A. Smith	27,000	14,034	—		41,034
Troy A. Pentecost	27,000	14,034	—		41,034
Michael A. DeNicola	27,000	14,034	1,193,624	(b)	1,234,658
Thomas C. Hendrick	4,500	3,276	—		7,776
Michael C. Hughes	27,000	14,034	—		41,034
Jonathan H. Yellen	27,000	14,034	—		41,034
________________

(a)	Supplemental executive health insurance premium.

(b)	Cash severance payments related to Mr. DeNicola’s resignation as our Chief Investment Officer in July 2015.

Fiscal Year 2015 Grants of Plan-Based Awards
The following table sets forth information concerning possible payouts of incentive plan awards to our NEOs:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Awards:	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units

Richard A. Smith
Annual Performance-based Cash Bonus(a)	2/18/15	393,928	984,820	1,575,712	—	—	—	—	—	—
Equity Incentive Plan(b)	2/18/15	—	—	—	49,331	197,323	394,646	—	10.98	2,403,717

Troy A. Pentecost
Annual Performance-based Cash Bonus(a)	2/18/15	170,937	341,873	512,810	—	—	—	—	—	—
Equity Incentive Plan(b)	2/18/15	—	—	—	18,163	72,651	145,302	—	10.98	885,008

Michael A. DeNicola
Annual Performance-based Cash Bonus(a)	2/18/15	158,275	316,549	474,824	—	—	—	—	—	—
Equity Incentive Plan(b)	2/18/15	—	—	—	16,818	67,270	134,540	—	10.98	819,459

Thomas C. Hendrick
Annual Performance-based Cash Bonus(a)	8/24/15	66,049	132,098	198,147	—	—	—	—	—	—
Equity Incentive Plan(c)	—	—	—	—	—	—	—	50,000	8.02	401,000

Michael C. Hughes
Annual Performance-based Cash Bonus(a)	2/18/15	158,275	316,549	474,824	—	—	—	—	—	—
Equity Incentive Plan(b)	2/18/15	—	—	—	16,818	67,270	134,540	—	10.98	819,459

Jonathan H. Yellen
Annual Performance-based Cash Bonus(a)	2/18/15	158,275	316,549	474,824	—	—	—	—	—	—
Equity Incentive Plan(b)	2/18/15	—	—	—	16,818	67,270	134,540	—	10.98	819,459
______________________________

(a)	Determined with respect to 2015 performance.

(b)
For awards made under our RSU program earned based on future TSR relative to our Performance Peers. Fair value is estimated based on a Monte Carlo simulation. If an award would result in issuing more shares than our equity compensation plan has available, or allowed to be issued, the excess above what is available or allowed, upon vesting, will be settled in cash, based on the then-current value of the excess shares that would otherwise have been issued.

(c)	Time-based restricted stock award granted to Mr. Hendrick on August 24, 2015.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table sets forth information concerning shares of unvested restricted stock and restricted stock units held by our NEOs at December 31, 2015:

	Stock Awards			Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(d)
Name	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(d)
Richard A. Smith	422,935	(a)	3,087,426	565,464	(e)	4,127,814
Troy A. Pentecost	155,717	(a)	1,136,734	208,190	(f)	1,519,787
Michael A. DeNicola	218,144	(b)	1,592,451	—		—
Thomas C. Hendrick	40,000	(c)	292,000	—		—
Michael C. Hughes	49,736	(a)	363,073	184,276	(g)	1,345,215
Jonathan H. Yellen	144,182	(a)	1,052,529	192,770	(h)	1,407,221
____________________

(a)	These shares are eligible to vest in full on December 27, 2016.

(b)	These shares vested in January 2016 as part of Mr. DeNicola’s severance agreement. This includes 7,856 shares of phantom stock, the value of which was paid at vesting.

(c)	These shares are eligible to vest in increments of 10,000 on December 27, 2016, 2017, 2018 and 2019.

(d)	Based on the closing price for FelCor’s common stock the last trading day of 2015 (December 31, 2015) ($7.30 per share).

(e)
If the performance criterion are met, 302,357 and 131,549 of these awards will vest on December 27, 2017 and 2018, respectively, with the remaining 131,548 scheduled for forfeiture on December 27, 2016.

(f)	If the performance criterion are met, 111,322 and 48,434 of these awards will vest on December 27, 2017 and 2018, respectively, with the remaining 48,434 scheduled for forfeiture on December 27, 2016.

(g)	If the performance criterion are met, 94,583 and 44,847 of these awards will vest on December 27, 2017 and 2018, respectively, with the remaining 44,846 scheduled for forfeiture on December 27, 2016.

(h)	If the performance criterion are met, 103,077 and 44,847 of these awards will vest on December 27, 2017 and 2018, respectively, with the remaining 44,846 scheduled for forfeiture on December 27, 2016.

Stock Vested in 2015

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (b)

Richard A. Smith	422,935	(a)	3,257,413
Troy A. Pentecost	155,717		1,199,320
Michael A. DeNicola	144,182		1,110,479
Thomas C. Hendrick	10,000		74,700
Michael C. Hughes	49,736		382,470
Jonathan H. Yellen	144,182		1,110,479
_____________________

(a)	This includes 252,127 shares of phantom stock, the value of which was paid in cash at vesting.

(b)	Based on the closing price of our common stock on the vesting date ($7.47) and inclusive of any accrued dividends that were paid with respect to those shares when they were vested.

Equity Compensation Plan Information
With respect to our 2014 Equity Compensation Plan, the following table sets forth, as of December 31, 2015, the number of shares to be issued upon exercise of outstanding options, warrants and rights, weighted average exercise price of outstanding options, warrants and rights, and the number of securities remaining available for future issuance.

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance
Equity compensation plan approved by security holders	1,556,816	$—	4,889,106
Termination or Change-in-Control Payments
Change-in-Control and Severance Agreements. In 2007, we entered into change-in-control and severance agreements with each of our NEOs (other than Mr. Hendrick, with whom we entered into a similar agreement in 2015 when he was appointed as an executive officer) and certain other key employees. Each of these agreements automatically renews at calendar year end for successive one-year terms unless terminated. In the event of a potential change-in-control, each NEO agrees to remain in our employ until the earlier of one year following the potential change-in-control or six months following an actual change-in-control. Following a change-in-control, an NEO will be entitled to the immediate vesting of all equity compensation and other benefits previously awarded or credited to his account (which is also required by the terms of our equity grants). In addition, if an NEO’s employment is terminated by us other than for disability, retirement, or “cause” (or by the NEO for good reason), the NEO also will be entitled to a lump sum severance payment equal to 2.99 multiplied by the sum of that NEOs then-current base salary, plus the greater of (i) his average cash bonus (annualized for partial years of service) paid over the preceding three years of employment (or a shorter period, if employed less than three years) or (ii) his target cash bonus for the current year. Other than for Mr. Hendrick, we will “gross-up” the severance payment to cover excise taxes, if any, on the benefits, thereby providing such benefits to the employee on a net basis, after payment of excise taxes; this provision is part of the 2007 agreements and predecessor agreements and has not been modified in any respect since 2007 (other than for Mr. Hendrick, who does not benefit from the “gross-up” provision). For purposes of these agreements,

•
A change-in-control occurs whenever: (i) any person or group is or becomes the beneficial owner of 35% or more of our outstanding voting securities; (ii) a majority of our Board is comprised of persons designated by any person who has entered into an agreement with us to become a 35% or more beneficial owner or to effect a merger or consolidation transaction, or of persons other than those persons constituting our Board on the date of these agreements; (iii) our stockholders approve either a merger or consolidation of us with any other corporation or a plan or agreement under which all or substantially all of our assets would be liquidated, distributed, sold or otherwise disposed of; or (iv) our Compensation Committee adopts a resolution to the effect that, in the judgment of the committee, a change-in-control has effectively occurred.

•
Good reason, means, among other things and subject to certain limitations, any of the following events following a change-in-control: (i) the assignment of any duties inconsistent with his status as an NEO or any substantial reduction in or restriction upon the nature, status or extent of his responsibilities or authority as compared to immediately prior to the change-in-control; (ii) a reduction in the NEO’s annual base salary, as in effect immediately prior to the change-in-control, except for across-the-board salary reductions similarly affecting all of our executives and all executives of any person then in control of FelCor; (iii) the relocation of our principal executive offices, or the office where the employee is required to perform his duties, to a location more than 25 miles away; (iv) our failure to pay the NEO any portion of his then-current compensation, or any portion or installment of deferred compensation, within five days of the date the payment is due; or (v) our failure to continue any compensation or benefit plan that the NEO was participating in immediately prior to the change-in-control.
Our equity grants typically provide that if the Company undergoes a change-in-control, all restrictions on the restricted stock and/or RSUs granted by the agreement are deemed to have expired as of the date preceding such event. Other than in connection with retirement and Mr. Smith’s employment, as discussed below, we are not required to provide any other benefits upon any other resignation or termination.
Mr. Smith’s Employment Agreement. Mr. Smith’s employment agreement provides that, upon termination due to death or disability, or for termination by the Company without cause or upon his resignation for good reason: (i) Mr. Smith (or his estate) will be entitled to receive an amount equal to his base salary payable during the remainder of the term; (ii) any outstanding stock options, awards of restricted stock and other benefits previously awarded or credited to his account will immediately vest; (iii) Mr. Smith, and his covered dependents, as applicable, will be entitled to continued medical and dental benefits for the remainder of the term and COBRA benefits beyond the term; and (iv) Mr. Smith (or his estate) will be entitled to a gross-up payment for federal, state and local taxes resulting from such medical and dental benefits. If Mr. Smith’s employment is terminated for cause, or if he resigns without good reason, he is not entitled to the foregoing benefits. Under Mr. Smith’s employment agreement:

•
Good reason means: (i) the assignment to Mr. Smith of any duties inconsistent with his status as our senior executive officer or any substantial reduction in or restriction upon the nature, status or extent of his responsibilities; (ii) a reduction by us in Mr. Smith’s base salary, except for across-the-board reductions similarly affecting all of our executives; and (iii) any circumstance constituting a good reason following a change-in-control under our standard form of change-in-control and severance agreement described above; and

•	Change-in-control has the same meaning as in our standard change-in-control and severance agreement described above.
To the extent that any transaction would result in Mr. Smith being entitled to exercise rights or receive benefits under both his employment agreement and his change-in-control and severance agreement, he is entitled to elect the rights and benefits he wishes to receive but may not receive the same rights or benefits under both agreements.
Mr. DeNicola’s Severance and Release Agreement. In connection with Mr. DeNicola’s resignation, Mr. DeNicola and FelCor entered into a Severance and Release Agreement in August 2015, which is summarized above (see “Compensation of our Former Chief Investment Officer”).

Termination or Change-in-Control Payments. The table below shows the payments upon termination or a change-in-control that each of our NEOs would have received had that triggering event occurred on December 31, 2015:

Name	Benefit	Before Change-in-Control Termination w/o Cause or for Good Reason		After Change-in-Control Termination w/o Cause or for Good Reason		Voluntary Termination	Death		Disability		Change-in-Control
Richard A.	Salary and Bonus	1,575,712		5,480,532		—	1,575,712		1,575,712		—
Smith	Vesting of Restricted Stock Units(a)	5,774,782		5,774,782		—	5,774,782		5,774,782		5,774,782
	Benefit Plans	103,478	(b)	93,099	(c)	—	103,478	(b)	103,478	(b)	—
	Excise Tax Gross Up	—		—		—	—		—		—
	Total Value	7,453,972		11,348,413		—	7,453,972		7,453,972		5,774,782

Troy A.	Salary and Bonus	—		2,436,591		—	—		—		—
Pentecost	Vesting of Restricted Stock Units(a)	—		2,126,169		—	2,126,169		2,126,169		2,126,169
	Benefit Plans	—		91,863	(c)	—	—
	Excise Tax Gross Up	—		—		—	—		—		—
	Total Value	—		4,654,623		—	2,126,169		2,126,169		2,126,169

Thomas C.	Salary and Bonus	—		2,208,460		—	—		—		—
Hendrick	Vesting of Restricted Stock Units(a)	—		292,000		—	292,000		292,000		292,000
	Benefit Plans	—		62,354		—	—		—		—
	Total Value	—		2,562,814		—	292,000		292,000		292,000

Michael C.	Salary and Bonus	—		2,208,460		—	—		—		—
Hughes	Vesting of Resctricted Stock Units(a)	—		1,217,217		—	1,217,217		1,217,217		1,217,217
	Benefit Plans	—		86,656		—	—		—		—
	Excise Tax Gross Up	—		1,376,413		—	—		—		—
	Total Value	—		4,888,746		—	1,217,217		1,217,217		1,217,217

Jonathan H.	Salary and Bonus	—		2,257,051		—	—		—		—
Yellen	Vesting of Restricted Stock Units(a)	—		1,968,679		—	1,968,679		1,968,679		1,968,679
	Benefit Plans	—		90,644	(c)	—	—		—		—
	Excise Tax Gross Up	—		—		—	—		—		—
	Total Value	—		4,316,374		—	1,968,679		1,968,679		1,968,679
____________________

(a)	The value shown is based on the closing price of our common stock on December 31, 2015 ($7.30 per share).

(b)
Amount shown reflects cost of health, dental and supplemental health insurance coverage for the individual and his family, through the expiration of his employment contract, plus continued coverage under COBRA.

(c)
Benefit plans include, for a period of 24 months following termination, health and dental insurance coverage for the individual and his family; group term life insurance equal to annual base salary; disability insurance; and supplemental health insurance coverage.

GENERAL INFORMATION
Outstanding Shares
As of March 28, 2016, 139,506,739 shares of our common stock were outstanding. Each share of common stock outstanding is entitled to one vote on each matter presented.
Notice of Internet Availability of Proxy Materials
Pursuant to SEC rules, we are providing access to our proxy materials over the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials. Your Notice of Internet Availability of Proxy Materials or proxy card contains instructions on how to access our proxy materials over the Internet, as well as instructions on how to request a paper copy of our proxy materials by mail.
Requesting Proxy Materials
You may request, without charge, a full set of our proxy materials, including our Annual Report on Form 10-K for the year ended December 31, 2015, for one year following the annual meeting of stockholders. If a broker or other nominee holds your shares of record, you may request a full set of our proxy materials by following the instructions contained in the Notice of Internet Availability of Proxy Materials that you received or by written request directed to Secretary, FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas, 75062-3933.
Revocability of Proxy
You may revoke your proxy before it is voted by submitting a new proxy with a later date, voting in person at the meeting or notifying our corporate Secretary in writing at the address below.
How We Solicit Proxies
In addition to this mailing, our employees may solicit proxies personally, electronically or by telephone. We pay the costs of soliciting the proxies. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.
Who Can Attend Our Annual Meeting
Only holders of our common stock as of the close of business on the record date, which was March 28, 2016, or their duly appointed proxies, may attend the Annual Meeting. If you hold your shares through a broker, bank or other nominee, you will be required to show the notice or voting instructions form you received from your broker, bank or other nominee or a copy of a statement (such as a brokerage statement) from your broker, bank or other nominee reflecting your stock ownership as of March 28, 2016 in order to be admitted to the Annual Meeting. All attendees must bring a government-issued photo ID to gain admission to the Annual Meeting. Please note that recording devices, photographic equipment, large bags and packages will not be permitted in the meeting room.
Voting Procedures
In order to carry on the business of the meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Shares owned by us are not voted and do not count for this purpose. Both abstentions and broker non-votes are counted as present for determining the presence of a quorum.
If you hold your shares in street name and do not provide voting instructions to your broker, the shares may be counted as present at the meeting for the purpose of determining a quorum and may be voted on Proposal 3 at the discretion of your broker. Such shares will not be voted at the discretion of your broker on Proposals 1 and 2 and will have no effect on the outcome of those proposals.

Householding
“Householding” occurs when a single copy of our Notice of Internet Availability of Proxy Materials or our Annual Report and proxy statement sent to any household at which two or more stockholders reside if they appear to be members of the same family. Although we do not “household” for registered stockholders, a number of brokerage firms have instituted householding for shares held in street name. This procedure reduces our printing and mailing costs and fees. Stockholders who participate in householding will continue to receive separate proxy cards, and householding will not affect the mailing of account statements or special notices in any way. If you wish to receive separate copies of our Notice of Internet Availability of Proxy Materials or our Annual Report and proxy statement in the future, please contact the bank, broker or other nominee through which you hold your shares.
Stockholder Proposals for Next Year
For stockholder proposals to be brought before the 2017 annual meeting of our stockholders, our bylaws provide that the proposing stockholder must give written notice to our Secretary, which must be delivered not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of the stockholders. Any stockholder proposal received before January 24, 2017 or after February 23, 2017 will be considered untimely and may be voted upon by the named proxies in accordance with their best judgment. A stockholder who wishes to have a proposal included in our proxy statement for the 2017 annual meeting of our stockholders must deliver that proposal in writing to us not later than December 15, 2016. All proposals should be submitted to the attention of our Secretary at our principal executive offices at the address below. All proposals must be in writing and otherwise in compliance with applicable SEC requirements and our bylaws.
Questions
If you have questions or need more information about the annual meeting, you may write to:
FelCor Lodging Trust Incorporated
545 E. John Carpenter Freeway, Suite 1300
Irving, Texas 75062-3933
Attention: Secretary
You may also call us at (972) 444-4900 or send us an email at information@felcor.com. We also invite you to visit our website at www.felcor.com.

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FelCor Lodging Trust Incorporated
545 E. John Carpenter Freeway, Suite 1300
Irving, Texas 75062-3933

Eventid MediantControlNumber Shares

Annual Stockholders' Meeting of FelCor Lodging Trust Incorporated

Date: May 24, 2016
Time: 9:00 a.m. CT
Place: The Summit at Las Colinas, 545 E. John Carpenter Freeway, Suite 120, Irving, Texas

See Voting Instructions on Reverse Side.

Please make your marks like this: ☒ Use pen only.

The Board of Directors of the Company recommends a vote FOR all nominees for director and FOR proposals 2 and 3.

PROPOSAL	Board of Directors Recommends	YOUR VOTE FOR	AGAINST	ABSTAIN
1. Election of five Directors:				
01 Patricia L. Gibson	FOR	☐	☐	☐
02 Dana Hamilton	FOR	☐	☐	☐
03 Christopher J. Hartung	FOR	☐	☐	☐
04 Charles A. Ledsinger, Jr.	FOR	☐	☐	☐
05 Robert H. Lutz, Jr.	FOR	☐	☐	☐
2. Advisory vote on the approval of the 2015 executive compensation paid to our named executive officers.	FOR	☐	☐	☐
3. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016.	FOR	☐	☐	☐

Note: In their discretion, the proxies (and if the undersigned is a proxy, any substitute proxies) are authorized to vote upon any other matter that is properly brought before the meeting.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign here	Please Date Above
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Annual Meeting of Stockholders of FelCor Lodging Trust Incorporated to be held May 24, 2016 (for holders as of March 28, 2016)

INTERNET

Go To: www.proxypush.com/fch

1. Go to the URL shown above..
2. Have your Voting Instruction Form ready and follow the instructions posted on the website.

TELEPHONE

Call 1-866-390-6298

1. Use any touch-tone telephone.
2. Have your Voting Instruction Form ready and follow the simple recorded instructions.

MAIL

1. Mark, sign and date your Voting Instruction Form.
2. Detach and return your Voting Instruction Form in the postage-paid envelope provided.

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PROXY TABULATOR FOR
FELCOR LODGING TRUST INCORPORATED
P.O. BOX 8016
CARY, NC 27512-9903

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Copyright © 2015 Mediant Communications Inc. All Rights Reserved

FELCOR LODGING TRUST INCORPORATED

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoint(s) Richard A. Smith and Jonathan H. Yellen or either of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all common stock of the undersigned in FelCor Lodging Trust Incorporated at the Annual Meeting of Stockholders to be held at the Summit at Las Colinas, 545 E. John Carpenter Freeway, Suite 120, Irving, Texas, at 9:00 a.m., Central Time, on May 24, 2016 and any adjournment or postponement(s) thereof, as specified on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. **If no direction is made, this Proxy will be voted in accordance with the recommendations made by our Board of Directors as indicated in our proxy statement.**

PROXY TABULATOR FOR
FELCOR LODGING TRUST INCORPORATED
P.O. BOX 8016
CARY, NC 27512-9903